UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CHESAPEAKE LODGING TRUST

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(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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Dear Shareholder:

On behalf of the Board of Trustees, we are pleased to invite you to attend the 2015 Annual Meeting of Shareholders of Chesapeake Lodging Trust, to be held on May 20, 2015 at 9 a.m., local time, at the Sheraton Annapolis Hotel, located at 173 Jennifer Road, Annapolis, Maryland 21401. You may attend the meeting in person or by proxy. Only shareholders or their legal proxy holders will be allowed to attend the 2015 Annual Meeting. To be admitted to the 2015 Annual Meeting, you must present a form of government-issued photo identification and an admission ticket, valid proof of ownership of the Trust’s common shares as of April 1, 2015 or a valid legal proxy. Please refer to page 53 of this proxy statement for more logistical information about attending the 2015 Annual Meeting.

Your vote is important. We strongly urge you to cast your vote as soon as possible, even if you currently plan to attend the meeting in person. You may vote your shares by following the instructions on the WHITE proxy card or the WHITE voting instruction card you received.

We appreciate your investment in the Trust and look forward to seeing you at our 2015 Annual Meeting.

Sincerely,

Thomas A. Natelli

Chairman of the Board of Trustees

James L. Francis

President and Chief Executive Officer

NOTICE OF THE 2015 ANNUAL MEETING

The 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) of Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Trust”), will be held at the time and place and for the purposes indicated below.

Time and Date:	9 a.m., local time, on May 20, 2015.

Place:	Sheraton Annapolis Hotel 173 Jennifer Road Annapolis, Maryland 21401

Items of Business:	•	To elect seven trustees from the nominees named in the attached proxy statement to serve until the 2016 Annual Meeting or until their successors are elected and qualified (Proposal 1);

•	To ratify the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2015 (Proposal 2);

•	To approve, through a non-binding advisory vote, the Trust’s executive compensation program (Proposal 3);

•	To consider five shareholder proposals from UNITE HERE, if properly presented at the 2015 Annual Meeting (Shareholder Proposals 4, 5, 6, 7 and 8); and

•	To transact such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Please note that UNITE HERE, a labor union that represents employees working in the hotel industry (the “Union”), has filed preliminary proxy materials with the Securities and Exchange Commission pursuant to which it has advised us it intends to seek shareholder support for five non-binding shareholder proposals at the 2015 Annual Meeting. In its proxy materials, the Union reports ownership of 175 of our common shares, representing 0.0003% of our common shares outstanding. You may receive proxy solicitation materials from the Union, including proxy statements and proxy cards. The Trust is not responsible for the accuracy of any information provided by or relating to the Union or its proposals contained in proxy solicitation materials filed or disseminated by or on behalf of the Union or any other statements the Union may make.

Recommendations of the Board:	The Board of Trustees unanimously recommends that you vote on the WHITE proxy card or WHITE voting instruction form as follows:

“FOR” each of the trustee nominees in Proposal 1,

“FOR” Proposal 2 and Proposal 3; and

“AGAINST” Shareholder Proposals 4, 5, 6, 7 and 8.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the 2015 Annual Meeting at the time and on the date specified above or at any time and date to which the 2015 Annual Meeting may be properly adjourned or postponed.

Record Date:	Our Board of Trustees has set April 1, 2015 as the record date for determining the holders of the Trust’s common shares that are eligible to vote at the 2015 Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the meeting, please vote your shares as soon as possible, even if you currently plan to attend. You are urged to submit your WHITE proxy card in the envelope provided to you so that your shares can be voted at the 2015 Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instruction on voting beginning on page 2 or on the WHITE proxy card or WHITE voting instruction form.

The Board of Trustees strongly urges you not to sign or return any proxy card sent to you by UNITE HERE. If you have previously submitted a proxy card sent to you by UNITE HERE, you have the right to revoke that proxy and vote for all matters to be voted on at the 2015 Annual Meeting by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the following telephone numbers or address:

MacKenzie Partners

(212) 929-5500 or toll-free (800) 322-2885

105 Madison Ave, 17th Floor, New York, New York 10016

Corporate Headquarters:	1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401

By Order of the Board of Trustees

Graham J. Wootten,

Senior Vice President,

Chief Accounting Officer and Secretary

April 20, 2015

CHESAPEAKE LODGING TRUST

PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

2015 ANNUAL MEETING

May 20, 2015

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Trustees (the “Board”) of Chesapeake Lodging Trust of proxies to be voted at our 2015 Annual Meeting and at any adjournment or postponement. The proxies will be used at our 2015 Annual Meeting to be held on May 20, 2015 beginning at 9 a.m., local time, at the Sheraton Annapolis Hotel, 173 Jennifer Road, Annapolis, Maryland 21401.

The proxy materials include our Notice of the 2015 Annual Meeting and Proxy Statement. These materials also include the WHITE proxy card and postage-paid return envelope or voting instruction form for the 2015 Annual Meeting. WHITE proxy cards are being solicited on behalf of our Board of Trustees.

This proxy statement contains important information regarding our 2015 Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures. Our proxy materials are first being distributed on or about April 20, 2015 to holders of record of our common shares of beneficial interest at the close of business on April 1, 2015.

Purpose of the Meeting

Shareholders are being asked to vote on the following matters at the 2015 Annual Meeting:

•	the election of seven trustee nominees identified in Proposal 1 to the Board;

•	the ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2015 as set forth in Proposal 2;

•	the approval, on a non-binding advisory basis, of the Trust’s executive compensation program as set forth in Proposal 3;

•	the consideration of five non-binding shareholder proposals as set forth in Proposals 4, 5, 6, 7 and 8; and

•	the consideration of any other appropriate matters properly brought before the meeting or any adjournment or postponement of the meeting.

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2015 Annual Meeting.

Recommendations of the Board of Trustees

The Board recommends that you vote as follows:

“FOR” election of seven trustee nominees nominated by the Board and named in Proposal 1;

“FOR” ratification of the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2015 as set forth in Proposal 2;

“FOR” approval of the Trust’s executive compensation program as set forth in Proposal 3; and

“AGAINST” each of the five non-binding shareholder proposals as set forth in Proposals, 4, 5, 6, 7 and 8.

If you grant a proxy on your WHITE proxy card, the persons named as proxy holders, James L. Francis, Douglas W. Vicari and Graham J. Wootten, or any of them, will have the discretion to vote your shares on those matters for which such action is permitted by Rule 14a-4(c) at the meeting or any adjournment or postponement thereof. If any of our nominees becomes unable or for good cause unwilling to serve, the persons named as proxy holders will vote all shares represented by your validly submitted proxy for such other candidate or candidates as may be nominated by the Board.

Who May Attend the Meeting and Vote

Only holders of record of our common shares outstanding at the close of business on the record date of April 1, 2015 will be entitled to receive notice of and to vote at the meeting or at any adjournment or postponement of the 2015 Annual Meeting. On the record date, we had 59,651,190 common shares issued and outstanding.

Only shareholders or their legal proxy holders will be allowed to attend the 2015 Annual Meeting. To be admitted to the 2015 Annual Meeting, you must present a form of government-issued photo identification and an admission ticket, valid proof of ownership of the Trust’s common shares as of April 1, 2015 or a valid legal proxy. Please refer to page 53 of this proxy statement for more logistical information about attending the 2015 Annual Meeting.

Quorum

The presence in person or by proxy of the holders of a majority of the outstanding common shares will constitute a quorum for the transaction of business at the 2015 Annual Meeting. Abstentions and broker non-votes, as described below, will be counted in determining whether a quorum exists. If the shareholders present or represented by proxy at the 2015 Annual Meeting constitute holders of less than a majority of the shares entitled to vote, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Voting Rights

Each holder of common shares is entitled to cast one vote for each common share owned on April 1, 2015, the record date of the 2015 Annual Meeting. With respect to the election of each nominee for trustee and with respect to all other matters, shareholders may vote “For”, “Against” or “Abstain.”

Voting Your Shares

Voting shares prior to, or without attending, the 2015 Annual Meeting. We strongly urge you to cast your vote as soon as possible, even if you currently plan to attend the meeting in person. Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted prior to, or without attending, the 2015 Annual Meeting.

Shareholders of record may submit proxies by completing, signing, and dating their WHITE proxy card and returning it in the accompanying pre-addressed, postage-prepaid envelope. Your WHITE proxy card must be received no later than May 19, 2015 for your shares to be voted at the 2015 Annual Meeting.

If you are a beneficial owner, that is, you hold your common shares through a bank, broker, trustee or other nominee, you must provide your nominee with appropriate voting instructions as set forth on the voting instruction card you receive from your nominee no later than 11:59 p.m. EDT on May 19, 2015.

Given the contested nature of the 2015 Annual Meeting, the rules of the New York Stock Exchange (“NYSE”) governing brokers’ discretionary authority do not permit nominee to exercise discretionary authority regarding any of the proposals to be voted on at the 2015 Annual Meeting, whether “routine” or not. If you are a beneficial owner (hold your shares in street name) and you wish to have your shares voted on all items in this proxy statement, you must complete and return your voting instruction form to your nominee. If you do not provide your nominee with these instructions, your nominee will not have discretionary authority to vote your shares on your behalf. As a result, your failure to provide these instructions will result in a “broker non-vote” for each proposal. Beneficial owners may provide instructions to their bank, broker, trustee or other nominee holding their shares in one of these three ways:

•	By Internet – Beneficial owners may give instructions over the Internet by following the instructions on the voting instruction card you received from your nominee.

•

By Telephone – Beneficial owners may give instructions by telephone by calling the number on the voting instruction card you received from your nominee and following the instructions. You will need to have the control number that appears on the proxy or voting instruction card available when voting.

•

By Mail – Beneficial owners may give instructions by completing, signing and dating their voting instruction card received from your nominee and mailing it in the accompanying pre-addressed, postage-prepaid envelope.

We encourage you to provide voting instructions to the organization that holds your shares. Please return your completed proxy card or voting instruction form to your broker and contact the person responsible for your account, or vote by internet or telephone so that your vote can be counted.

Voting shares in person at the 2015 Annual Meeting. Shares held in your name as the shareholder of record may be voted in person at the 2015 Annual Meeting using your WHITE proxy card. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2015 Annual Meeting, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If additional matters are presented at the 2015 Annual Meeting. Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2015 Annual Meeting. If you grant a proxy using the WHITE proxy card, the persons named as proxy holders, James L. Francis, Douglas W. Vicari and Graham J. Wootten, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If any nominee becomes unable or for good cause unwilling to serve, the Board may recommend a substitute nominee. The shares represented by all validly submitted proxies may be voted in favor of the election of such substitute nominee.

Voting Mechanics of Certain Proxies

If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxy holders will vote the common shares represented thereby in the manner specified. If you grant a proxy using the WHITE proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed WHITE proxy card or WHITE voting instruction card will be voted in accordance with the Board’s recommendation for each proposal, and in the discretion of the proxy holders on those matters for which such action is permitted by Rule 14a-4(c).

Changing Your Vote

You may change your vote before the vote at the 2015 Annual Meeting in accordance with the following procedures. If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary at the Trust’s headquarters address in Annapolis, Maryland, no later than May 19, 2015, or by attending the 2015 Annual Meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:59 p.m. EDT on May 19, 2015, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the 2015 Annual Meeting and voting in person.

If you sent in a blue proxy card. If you have previously signed a blue proxy card sent to you by the Union, you have every right to change your vote by completing and mailing the enclosed WHITE proxy card in the enclosed pre-paid envelope. Submitting a blue proxy card sent to you by the Union will revoke votes you have previously made via our WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

If You Receive Proxy Cards Sent by UNITE HERE

UNITE HERE has filed preliminary proxy materials with the Securities and Exchange Commission pursuant to which it has advised us it intends to seek shareholder support for five non-binding shareholder proposals at the 2015 Annual Meeting. If the Union proceeds with its proposals, you may receive proxy solicitation materials from the Union, including an opposition proxy statement and blue proxy card. The Trust is not responsible for the accuracy of any information contained in any proxy solicitation materials used by the Union or any other statements that it may otherwise make. We encourage you to discard and not vote any blue proxy cards that you receive from the Union.

THE TRUST’S BOARD DOES NOT ENDORSE ANY OF THE UNION’S PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “AGAINST” EACH OF THEM. THE BOARD ALSO RECOMMENDS THAT YOU DISREGARD ANY PROXY CARD OR SOLICITATION MATERIALS THAT MAY BE SENT TO YOU BY THE UNION. PLEASE NOTE THAT USING THE UNION’S BLUE PROXY CARD TO VOTE ON ANY OF THE PROPOSALS ON ITS PROXY CARD WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HAVE ALREADY VOTED USING THE UNION’S BLUE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE WHITE PROXY CARD OR WHITE VOTING INSTRUCTION CARD YOU RECEIVED FROM YOUR BANK, BROKER, TRUSTEE OR OTHER NOMINEE, OR BY COMPLETING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED PRE-PAID ENVELOPE. ONLY THE LATEST VALIDLY EXECUTED PROXY THAT YOU SUBMIT WILL BE COUNTED—ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AT THE 2015 ANNUAL MEETING BY FOLLOWING THE INSTRUCTIONS UNDER “CHANGING YOUR VOTE” ON PAGE 4 OF THIS PROXY STATEMENT. IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE WITH VOTING YOUR SHARES, PLEASE CONTACT THE TRUST’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500.

If You Receive More Than One WHITE Proxy Card on or About the Same Time

It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each WHITE proxy card.

If the Union proceeds with its previously announced proposals, the Trust may conduct multiple mailings prior to the 2015 Annual Meeting date so that shareholders have the Trust’s latest proxy information and materials to vote. The Trust will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest-dated proxy you submit will be counted. If you wish to vote as recommended by the Trust’s Board, you should submit a WHITE proxy card. Please see “If You Receive Proxy Cards Sent by UNITE HERE” for more information.

Required Vote

Election of Trustees. Under our bylaws, to be elected in an uncontested election, trustee nominees must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted for a nominee must exceed the number of shares voted against that nominee. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as a vote cast for or against a nominee’s election.

If an incumbent trustee were to fail to be re-elected by a majority of votes cast, that trustee would be required under our bylaws to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified. Notwithstanding the foregoing, our bylaws require the Board to accept any such resignation if the nominee has received more votes against than for his or her election at each of two consecutive annual meetings of shareholders.

Ratification of Independent Registered Public Accounting Firm. Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

Non-binding Advisory Vote to Approve the Trust’s Executive Compensation Program. Approval of this proposal requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote. Although this proposal is not binding on us, the Board and its Compensation Committee will consider the results of the shareholder vote in determining future executive compensation matters.

Non-binding Shareholder Proposals. Approval of each of the non-binding shareholder proposals requires that the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Any common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

Proxy Solicitation Costs

The Trust will pay the cost of preparing, assembling, printing, mailing, and distributing its own proxy materials. We will also bear the cost of soliciting votes on behalf of the Board of Trustees. The Trust will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. Our trustees, officers or employees may solicit proxies or votes for us in person, or by mail, telephone, electronic communication or other means. They will not receive any additional compensation for these solicitation activities. We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the 2015 Annual Meeting from their customers who are beneficial owners of our common shares and will reimburse those firms for their reasonable related out-of-pocket expenses.

We have retained MacKenzie Partners, Inc., a professional proxy solicitation firm, to help us solicit proxies. This proxy solicitation firm estimates that approximately 20 of its employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication or otherwise. The Trust expects that it will pay MacKenzie Partners, Inc. its customary fees, estimated to be approximately $25,000 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. The Trust’s aggregate expenses, including those of MacKenzie Partners, Inc., related to the solicitation in excess of those normally spent for an annual meeting as a result of the potential proxy contest and excluding salaries and wages of the Trust’s officers and regular employees, are expected to be approximately $50,000, of which approximately $25,000 has been spent to date. The Trust has also agreed to indemnify MacKenzie Partners, Inc. against certain liabilities relating to or arising out of their engagement.

Inspector of Elections

The inspector of elections will be American Election Services, LLC.

BACKGROUND OF THE UNITE HERE SOLICITATION

UNITE HERE, a labor union that represents employees working in the hotel industry (the “Union”) has filed preliminary proxy materials with the Securities and Exchange Commission pursuant to which it has advised us it intends to seek shareholder support for five non-binding shareholder proposals at the 2015 Annual Meeting.

The Board of Trustees of the Trust respectfully does not believe that any of the Union’s proposals is in the best interests of the Trust or its shareholders, and unanimously recommends votes AGAINST each of the Union’s proposals. Please return your WHITE proxy card voting AGAINST these proposals.

The Union’s proposals purport to request that we:

1.	Amend our governing documents to provide our shareholders the right to amend our bylaws by a vote of the majority of our outstanding common shares;

2.	Permit our shareholders the right to vote on the adoption of any “poison pill” unless required to be implemented in the exercise of our board’s fiduciary duties, in which case the poison pill would be required to expire unless approved by shareholders within a 12-month period following implementation;

3.	Amend our bylaws to lower the voting standard to remove trustees for “cause” as that definition is proposed to be modified in the proposal;

4.	Require that we seek ratification by a majority of the common shares voted of any new, renewed, extended or modified employment agreements providing for “golden parachutes”; and

5.	Mandate that our employment agreements with our executives not provide for severance payments relating to termination following a change of control that exceed the severance payable in connection with any other form of involuntary termination without cause.

The Union suggests that its proposals are necessary for good governance at the Trust and to make the trustees more accountable to the shareholders. Their preliminary proxy materials imply their proposals are necessary to ensure that the Trust is in position to pursue and accept a change in control transaction that may be in the best interests of our shareholders. The Union’s materials cite a mix of statistics that cause the Union to believe that the current lodging cycle is approaching its peak. As a result, the Union’s materials assert that it is “time for shareholders to exercise greater control over their investments, and to remove unnecessary barriers to takeover opportunities that could hinder their ability to maximize the value of their shares.”

We disagree with the Union’s assertion that its proposals are necessary or desirable to encourage, facilitate or effect a change in control transaction. The Union’s preliminary proxy materials cite nine change in control transactions involving lodging REITs that occurred between 2006 and 2007, near the prior peak of the lodging cycle. After reviewing all of those transactions that involved target companies organized under Maryland law, like the Trust, we noted a number of significant findings, including that:

•	None of the merger targets identified in the Union’s preliminary proxy materials provided shareholders with the ability to amend their bylaws;

•	None of them adopted a bylaw provision prohibiting the imposition of a poison pill without shareholder approval;

•

None of them had organizational documents that permitted removal of a trustee with a vote of less than two-thirds of the shares outstanding and entitled to vote in the election of trustees at an annual meeting; and

•	None of them had adopted a bylaw or policy requiring that all compensatory arrangements relating to golden parachutes must be submitted to shareholders for ratification or approval.

Clearly, it is not a prerequisite to accepting a change in control transaction to implement any of the Union’s proposed corporate governance and executive compensation “reforms.” This begs the question of why the Union has incurred the time and expense to bring this proxy contest.

The Union’s economic interests are not aligned with those of our other shareholders, and we believe it is pursuing this proxy contest to advance unrelated goals not shared by our other investors.

In its proxy materials, the Union reports ownership of 175 of our common shares, representing 0.0003% of our common shares outstanding. The Union’s shares have a total market value of approximately $5,600 at current market prices. The Union estimates in its preliminary proxy materials that it will, if it pursues the proxy contest, spend approximately $10,000 in support of its proposals. Given that selling the shares it owns in the Trust would be a superior economic outcome for the Union as compared to pursuing the proxy contest, it seems apparent to the Board of Trustees that the Union’s pursuit of its proposals reflects an ulterior motive rather than a true interest in the Trust’s corporate governance and executive compensation practices.

Our belief that the Union is pursuing interests not shared by our other investors is supported by its other recent proxy campaigns involving other publicly traded companies in the hospitality industry. Not only does 2015 mark the second year in a row that the Union has filed proxy materials for a potential proxy contest with the Trust, but based on publicly available resources, we understand that the Union has submitted over a dozen shareholder proposals for inclusion in the proxy statements of lodging and entertainment companies in recent years. From a review of publicly available information, it further appears that in 2015 alone the Union has filed similar preliminary proxy materials as it filed in respect of the Trust at not less than three other such companies. Without exception, all of the targets of these proposals and solicitation efforts have been, like the Trust, companies that could employ Union labor, or could employ Union labor to a larger degree. In each case, again like it has with the Trust, the Union has pursued these special interest efforts despite not having any material economic stake in the stock of these other publicly traded companies.

While the proposals ostensibly are focused on corporate governance improvements, the Trust believes that in reality the proposals are intended to do little more than distract and annoy the Trust, in hopes that these nuisance activities will result in the Trust’s capitulation to the Union’s to-date unsuccessful efforts to unionize the workforces at two of the Trust’s hotels in San Francisco, the Le Meridien San Francisco and the Hyatt Fisherman’s Wharf. From its pattern of behavior agitating for changes at companies that could employ Union labor, or could employ Union labor to a larger degree, it is the sense of the Board and management that the Union’s actions in pursuing this proxy contest reflect a relatively low-cost pressure tactic to promote its own union organizing agenda, given that the Union has been unsuccessful in persuading the workforces at these hotels to organize.

The Trust’s existing practices and procedures reflect the strong commitment of the Board to sound corporate governance and responsiveness of our shareholders.

The Board regularly reviews the Trust’s corporate governance practices to ensure that the Trust’s practices are consistent with prevailing trends and best practices – and the views of our shareholders. The Trust is committed to serving our shareholders’ interests, and recognizes that communicating with shareholders on a regular basis is a critical component of the Trust’s corporate governance program. As part of this commitment, management actively engages with our shareholders in order to fully understand their viewpoints concerning the Trust, to gather feedback on what we can do better and to help our shareholders understand our performance and strategy. In addition to answering questions from shareholders on our quarterly earnings calls, the Trust’s management regularly engages with investors by participating in industry media conferences, through frequent in-person meetings with our shareholders and prospective investors, and by telephone with many shareholders at other times throughout the year to solicit input and answer questions on a variety of topics. We believe this level of responsiveness is one of the many reasons that Institutional Shareholder Services (ISS) has consistently given the Trust high governance scores; our ISS QuickScore rating on governance in April 2014 and again in March 2015 was a 1 – the highest possible score.

The Trust’s history of excellent corporate governance and a willingness to assess and act on constructive proposals from shareholders has been proven throughout its existence, including by the amendment of the employment contracts between the Trust and its executive officers to remove from each executive’s employment agreement a provision that would have required the Trust to make gross-up payments to the executive in amounts equal to any excise taxes incurred by the executive pursuant to Section 4999 of the Internal Revenue Code as a result of his receipt of payments upon termination following a change in control.

Another example of the Trust’s commitment to sound governance and shareholder responsiveness came last year when, faced with a similar proxy solicitation effort undertaken by the Union, the Board considered the substance of the proposals and concluded that they were reasonable and in the best interests of the Trust’s shareholders. In doing so, despite the Union’s history of activism at certain of the Trust’s hotels in San Francisco, the Board put the Trust’s difficulties with the Union aside and gave its proposals the same careful consideration as it would to proposals brought by any other shareholder. As a result, the Trust implemented three corporate governance initiatives last year in response to the Union’s proposals. The Trust’s actions reinforced its strong commitment to shareholders’ interests, particularly in respect of the decision to opt out of, and require shareholder approval before the Trust may elect to become subject to, any of three Maryland statutes that could be viewed as providing publicly traded entities organized in Maryland, like the Trust, with certain defenses against unsolicited or hostile takeover attempts.

The Trust’s overarching goal is to deliver value to its shareholders, not enrich and entrench management.

Our Board and management team are keenly focused on delivering value to the Trust’s shareholders. In that regard, 2014 was a very successful year for holders of the Trust’s common shares, who enjoyed a substantial increase in the value of their investment. During 2014, the Trust produced a 53.0% total return for its common shareholders assuming reinvestment of all dividends declared during the year. This total return ranked 3 of 164 REITs with a market capitalization in excess of $250 million. The Trust’s leading returns during 2014 capped an exceptional five-year period since the Trust’s initial public offering in January 2010. An investor who purchased shares in the Trust’s initial public offering and reinvested all dividends declared and paid through December 31, 2014 would have realized a total return of 141%, well in excess of the total returns generated by the S&P 500 Index, the Russell 2000 Index and the FTSE NAREIT All Equity REITs Index.

Our leadership team has shown from its past actions that it is willing to do the right thing for its shareholders, including by pursuing a change in control transaction. Messrs. Francis, Vicari, Adams and Wootten served as officers of Highland Hospitality Corporation commencing with its initial public offering. They – and Messrs. Natelli and Hill and the other members of the Highland board – successfully navigated the sale of

Highland at a valuation near the peak of the lodging market in 2007. The Union’s 2015 proxy materials correctly cite the Highland deal as a great success, as that company, under the leadership of Mr. Francis (president and chief executive officer) and Mr. Vicari (executive vice president and chief financial officer) delivered a total shareholder return of 127% to its stockholders over the time of its initial public offering in 2003 through its sale in 2007 at a price that represented an approximate 19.2% premium to the closing price of Highland’s common stock on March 8, 2007, the date prior to the public announcement that Highland was exploring a potential business combination transaction.

The Union’s proposals relating to post-termination pay are unnecessary and unhelpful to the Trust’s goal of delivering shareholder value.

Our executive compensation program, which is described elsewhere in this proxy statement, is designed to achieve four significant objectives:

•	Provide total compensation opportunities reflecting individual responsibilities and accomplishments while also providing appropriate incentives related to our long-term performance;

•

Emphasize performance-based pay to align the interests of our executive officers with those of the Trust’s shareholders, motivating the executives to take actions that enhance shareholder returns, in the form of a stable and growing dividend and through long-term appreciation in our share price;

•	Align the interests of our executives with those of our shareholders by providing that a significant portion of executive officers’ total compensation opportunity is offered in common shares; and

•	Offer contractual protections, including post-termination pay opportunities that are standard and customary among our peers, to help us achieve our goal of retaining our executive officers.

The Trust’s annual “say-on-pay” proposal has received overwhelming support of common shareholders owning over 98% of the votes cast in 2013 and 2014. It is clear from this vote that the Trust’s shareholders approve our executive compensation program. Accordingly, the Union’s proposals that effectively would require us to seek ratification of any contract providing for post-termination pay of any sort are unnecessary and may adversely impact our ability to retain our executive team or recruit any future members of it, which we believe could put us at a competitive disadvantage.

For these reasons, and others described in response to each proposal specifically, the Board unanimously recommends votes AGAINST each of the Union’s proposals. Please return your WHITE proxy card voting AGAINST these proposals.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Highlights

The Board and the Trust have instituted strong corporate governance practices, a number of which are described below, to ensure that the Trust operates in ways that support the long-term interests of our shareholders. Important corporate governance practices of the Trust include the following:

•	All of our trustees are elected annually.

•	We have a majority vote standard for trustee elections and a trustee resignation policy.

•	We do not have a shareholder rights plan (poison pill).

•	We have opted out of Maryland’s anti-takeover statutes, and may not elect to take advantage of these to deter a change in control without future shareholder approval.

•	Five of our seven trustees are independent, including our Chairman.

•	We have a robust shareholder engagement program.

•	We separate the positions of Chairman and CEO.

•	Our trustees and senior executives are subject to meaningful share ownership guidelines.

•	Mergers and other business combinations involving the Trust generally may be approved by a simple majority vote.

•	We maintain a policy that prohibits trustees and senior executives from hedging and pledging shares they own in the Trust.

•

The “Compensation Discussion and Analysis” section of this proxy statement discusses in more detail the Trust’s compensation-related governance practices, which are designed to align the interests of management with those of our shareholders.

Board Leadership Structure and Role in Risk Oversight

Our Board consists of seven trustees. Our Board is elected annually by our shareholders in accordance with our bylaws. Our bylaws provide that a majority of the entire Board may establish, increase or decrease the number of trustees, provided that the number of trustees shall never be less than one or more than eleven. All of our executive officers serve at the discretion of our Board.

The Board exercises substantial independent oversight over the Trust’s business. As discussed in greater detail below, a majority of the trustees on the Board, including our non-executive Chairman of the Board, are independent under the New York Stock Exchange (“NYSE”) listing standards, and each of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent trustees. Also, by separating the roles of Chief Executive Officer and Chairman of the Board, we ensure a greater role for our independent trustees in the oversight of the Trust. We believe this leadership structure is most appropriate for us because, in addition to enhancing independent oversight, it also enables our Chief Executive Officer to focus on the day-to-day leadership and performance of the Trust. In 2014, the Board held nine meetings and each trustee attended at least 75% of all meetings of the Board and the standing committees of the Board on which he served. It is our policy that Board members attend our annual meetings of shareholders. All of them did so in 2014, and we anticipate that each of them will attend the 2015 Annual Meeting.

The Board believes that evaluating how senior management identifies, assesses, manages and monitors the various risks confronting the Trust is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Trust’s risk management function through regular discussions with senior management. While the Board has primary responsibility for overseeing the Trust’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls, and the Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Trust’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

Trustee Independence and Corporate Governance

Our Board consists of seven trustees, each of whom is identified below. Aside from Messrs. Francis and Vicari, our Board has determined that each of our trustees is independent, as defined by the NYSE listing standards. Our Board has three committees, the principal functions of which are briefly described below. Each of these committees is composed entirely of independent trustees, as defined by the NYSE listing standards. Moreover, the Compensation Committee is composed exclusively of individuals intended to qualify as “non-employee” trustees for purposes of Rule 16b-3 of the Exchange Act of 1934 and “outside” trustees for purposes of Section 162(m) of the Internal Revenue Code.

We have adopted charters for all three of our standing Board committees. You may obtain current copies of these charters on the “Corporate Governance” page of our website at www.chesapeakelodgingtrust.com.

Audit Committee. Our Audit Committee is composed of Messrs. Eckert, Nuechterlein and Hill. Following our 2015 Annual Meeting, Mr. McKenzie will replace Mr. Hill on this committee. Mr. Eckert chairs the committee and has been determined by our Board to be an audit committee financial expert within the meaning of applicable Securities and Exchange Commission (“SEC”) rules. Our Audit Committee met four times in 2014.

The Audit Committee’s primary duties and assigned roles are to:

•

serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

•

oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee;

•

provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the firm to which the Trust has outsourced its internal auditing function and our Board;

•	resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting;

•

review and discuss with management policies and guidelines to govern the process by which management assesses and manages the Trust’s risks, including the Trust’s major financial risk exposures and the steps management has taken to monitor and control such exposures; and

•

consider and approve certain transactions between us and our trustees, executive officers, trustee nominees or 5% or greater beneficial owners, any of their immediate family members or entities affiliated with them.

Compensation Committee. Our Compensation Committee is composed of Messrs. Hill, Natelli and Eckert. Mr. Hill chairs the committee. Our Compensation Committee met five times in 2014.

The Compensation Committee’s principal functions are to:

•	evaluate the performance of and compensation paid by us to our President and Chief Executive Officer and other executive officers and trustees;

•	administer the Chesapeake Lodging Trust Equity Plan, or Equity Plan;

•	conduct a risk assessment of the Trust’s overall compensation policies; and

•

produce a report on executive compensation required to be included in our proxy statement for our annual meeting of shareholders or our Annual Report on Form 10-K, including the Compensation Discussion and Analysis section.

Pursuant to its charter, the Compensation Committee has the authority to delegate any of its authority or responsibilities to individual members of the committee or a subcommittee of the Compensation Committee, but did not delegate any of its responsibilities during 2014. The Compensation Committee also has the authority to retain outside compensation consultants for advice. The Compensation Committee is directly responsible for the appointment, compensation and oversight of any such consultant, and the Trust is responsible for providing appropriate funding for payment of reasonable compensation to any such consultant, as determined by the

Compensation Committee. In selecting a consultant, the Compensation Committee evaluates its independence by considering the following six factors and any other factors the Compensation Committee deems relevant to the consultant’s independence from management:

•	provision of other services to the Trust by the person that employs the consultant;

•	amount of fees paid by the Trust to the person that employs the consultant, as a percentage of that person’s total revenue;

•	policies and procedures of the person that employs the consultant regarding prevention of conflicts of interest;

•	any business or personal relationship between the consultant and any member of the Compensation Committee;

•	ownership by the consultant of the Trust’s shares; and

•	any business or personal relationship between the consultant, or any person that employs the consultant and any executive officer of the Trust.

In 2014, the Compensation Committee retained Frederic W. Cook & Co. (“Cook & Co.”) as an independent consultant to advise it on executive compensation matters and to conduct a comprehensive review of the design and structure of the Trust’s executive compensation program. The Compensation Committee considered the above six factors and determined that Cook & Co. qualifies as an independent compensation consultant in accordance with applicable SEC and NYSE rules. For a further discussion of the Compensation Committee’s decision-making processes with respect to executive compensation, as well as the advice provided by Cook & Co., see “– Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Messrs. McKenzie, Hill and Nuechterlein. Mr. McKenzie chairs the committee. Our Nominating and Corporate Governance Committee met once in 2014.

The Nominating and Corporate Governance Committee’s principal functions are to:

•	identify individuals qualified to become Board members and recommend to our Board candidates for election or re-election to the Board;

•	consider and make recommendations to our Board concerning the size and composition of our Board, committee structure and makeup, retirement policies and procedures affecting Board members; and

•	take a leadership role with respect to the development, implementation and review of our corporate governance principles and practices.

The Nominating and Corporate Governance Committee’s charter sets forth certain criteria for the committee to consider in evaluating potential trustee nominees. The charter requires that the committee select nominees who have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving our long-term interests and those of our shareholders. The committee also is required to assess whether the candidate possesses the skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity, all in the context of an assessment of the perceived needs of the Board at that time. For those trustee candidates that appear upon first consideration to meet the committee’s criteria, the committee will engage in further research to evaluate their candidacy.

In making recommendations for trustee nominees for election at an annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider any written suggestions received by our

Secretary, not less than 90, nor more than 120 days prior to the anniversary of the prior year’s annual meeting of shareholders. Suggestions must be mailed to our Secretary at our corporate headquarters. The manner in which trustee nominee candidates suggested in accordance with this policy are evaluated does not differ from the manner in which candidates recommended by other sources are evaluated.

Executive Sessions

Consistent with the NYSE’s corporate governance listing standards, our Board has adopted Principles of Corporate Governance that, among other things, call for the non-officer trustees to meet in regularly scheduled executive sessions without management. Mr. Natelli, our non-executive Chairman of the Board, presides at these executive sessions.

Communicating with the Board

The Board values the input and insights of the Trust’s shareholders and believes that effective shareholder engagement strengthens the Board’s role as an informed and engaged fiduciary. The Trust uses a variety of means to facilitate ongoing communications with shareholders throughout the year, including quarterly earnings calls, annual shareholder meetings, question and answer sessions, meeting materials, press releases, the Trust’s website, industry conferences and other group meetings, and, when appropriate, email, telephonic and/or one-on-one meetings. The Board uses these communications to further the Board’s commitment to productive dialogue and responsiveness to shareholders. Interested parties, including shareholders, may communicate their concerns directly to the full Board, the non-executive Chairman of the Board or the non-officer trustees as a group by writing to the Board, the non-executive Chairman of the Board or the non-officer trustees, at our corporate headquarters.

The Board regularly reviews and assesses the Trust’s corporate governance policies. In light of developments in corporate governance best practices since the Trust’s initial public offering (“IPO”) in 2010, and feedback received from its shareholders, in March 2014, the Board approved and implemented several corporate governance initiatives that the Board believes are in the best interests of the Trust and its shareholders, including:

•

Adopting a majority voting standard for the election of trustees in uncontested elections, coupled with a policy that any incumbent trustee who fails to receive that level of shareholder support will be required to tender his or her resignation for the remaining members of the Board to consider, subject to the requirement that the Board must accept any such resignation if the nominee received more votes against than for his or her election at each of two consecutive annual meetings of shareholders; and

•

Requiring shareholder approval, by a majority of votes cast on the matter, before the Trust may elect to become subject to any of three Maryland statutes that could be viewed as providing publicly traded entities organized in Maryland, like the Trust, with certain defenses against unsolicited or hostile takeover attempts.

The Board’s most recent review of the Trust’s governance policies focused on the proposals advanced by the Union that are described in more detail under Proposals 4-8 elsewhere in this proxy statement. In assessing the Union’s proposals, the Board and management engaged in outreach efforts with the Trust’s largest shareholders. In addition, the Board evaluated the substance of the proposals by reviewing the governance policies on the same matters that have been adopted by other lodging REITs. The Board also took into account the relatively small number of shares held by the Union, as well as the Union’s long-standing efforts to try to attain unionization of the workforce at hotels the Trust owns in San Francisco. As described in more detail under “Background of the UNITE HERE Solicitation” and Proposals 4-8, the Board of Trustees of the Trust respectfully does not believe that any of the Union’s proposals is in the best interests of the Trust or its shareholders, and unanimously recommends votes AGAINST each of the Union’s proposals. Please return your WHITE proxy card voting AGAINST these proposals.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to each of our trustees, officers and employees. This code sets forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading;

•	preservation of confidential information relating to our business;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.

The Audit Committee reviews this code on an annual basis, and the Board will review and act upon any proposed additions or amendments to the code as appropriate. The code is posted on the “Corporate Governance” page of our website, www.chesapeakelodgingtrust.com. You may also obtain a copy of the code without charge by writing to our Secretary at our corporate headquarters. Any waivers of the code for executive officers or trustees will be posted on our website and similarly provided without charge upon written request to this address. No such waivers have been provided to date under the code.

We have established and implemented formal “whistleblower” procedures for receiving and handling complaints of employees, and have made an email address and a telephone hotline available for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal controls or auditing matters on a confidential, anonymous basis. Any concerns regarding accounting or auditing matters reported via email or to this hotline will be communicated directly to the Audit Committee.

Principles of Corporate Governance

Our Principles of Corporate Governance address a number of other topics, including:

•	trustee independence and qualification standards;

•	trustee responsibilities, orientation and continuing education;

•	trustee compensation;

•	trustee attendance and retirement;

•	management succession;

•	annual Board self-evaluations; and

•	trustee communication, committees and access to management.

Our Nominating and Corporate Governance Committee reviews the Principles of Corporate Governance on an annual basis, and the Board will review and act upon any proposed additions or amendments to the Principles of Corporate Governance as appropriate.

The Principles of Corporate Governance are posted on the “Corporate Governance” page of our website, www.chesapeakelodgingtrust.com. You may also obtain a copy of our Principles of Corporate Governance without charge by writing to our Secretary at our corporate headquarters. See also “Communicating with the Board.”

PROPOSAL 1

ELECTION OF TRUSTEES

Nominees for Trustee

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the seven persons listed below to serve as trustees for the one-year term ending at our 2016 Annual Meeting, or until their successors, if any, are elected or appointed. Each nominee for election as a trustee has advised of his willingness to be named as a nominee in the proxy statement and to continue serving on the Board if re-elected at the 2015 Annual Meeting. We believe that each nominee will be able to serve if elected. If any nominee becomes unable or for good cause unwilling to serve, the persons named as proxy holders will vote all shares represented by your validly submitted proxy in favor of the remainder of those nominated and for substitute nominees, if designated by the Board.

Trustee Qualifications

Set forth below is information as of April 1, 2015 concerning each of the nominees for trustee:

James L. Francis, 53, is our President and Chief Executive Officer and a Trustee, positions he has held since our formation. Prior to co-founding the Trust, Mr. Francis served as the President and Chief Executive Officer and a director of Highland Hospitality Corporation (“Highland”), positions that he held from Highland’s IPO in December 2003 to its sale in July 2007. Following the sale of Highland, Mr. Francis served as a consultant to the affiliate of JER Partners that acquired Highland until September 2008. Since September 2008, until our formation, Mr. Francis was a private investor. From June 2002 until joining Highland in December 2003, Mr. Francis served as the Chief Operating Officer, Chief Financial Officer and Treasurer of Barceló Crestline Corporation, and served as Executive Vice President and Chief Financial Officer of Crestline Capital Corporation, prior to its acquisition by Barceló, from December 1998 to June 2002. Prior to the spin-off of Crestline Capital from Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation), Mr. Francis held various finance and strategic planning positions with Host Marriott and Marriott International, Inc. From June 1997 to December 1998, Mr. Francis held the position of Assistant Treasurer and Vice President Corporate Finance for Host Marriott, where he was responsible for Host Marriott’s corporate finance function, business strategy and investor relations. Over a period of ten years, Mr. Francis served in various capacities with Marriott International’s lodging business, including Vice President of Finance for Marriott Lodging from 1995 to 1997; Brand Executive, Courtyard by Marriott from 1994 to 1995; Controller for Courtyard by Marriott and Fairfield Inn from 1993 to 1994; Director of Finance and Strategic Planning for Courtyard by Marriott and Fairfield Inn from 1991 to 1993; and Director of Hotel Development Finance from 1987 to 1991. Mr. Francis received his B.A. in Economics and Business from Western Maryland College and earned an M.B.A. in Finance and Accounting from Vanderbilt University. Mr. Francis currently serves on the board of trustees and as a member of the audit and nominating and corporate governance committees of Chambers Street Properties, a publicly traded REIT focused on acquiring, owning and operating industrial and office properties. We believe Mr. Francis should serve on our board as a result of his principal role in our founding and his extensive experience in the lodging industry.

Douglas W. Vicari, 55, is our Executive Vice President and Chief Financial Officer and a Trustee, positions he has held since our formation. Prior to co-founding the Trust, Mr. Vicari served as a principal with Paramount Hotel Group, a hotel owner, developer and operator, from January 2009 to June 2009. Previously, Mr. Vicari served as Executive Vice President and Chief Financial Officer of Highland from September 2003 until its sale in July 2007. Prior to joining Highland, Mr. Vicari served as Senior Vice President and Chief Financial Officer of Prime Hospitality Corp., a former NYSE-listed company acquired by an affiliate of The Blackstone Group in 2004, from August 1998 to July 2003, and also served on the board of directors of Prime Hospitality Corp. from May 1999 to July 2003. Prior to his appointment as Chief Financial Officer, he served as Vice President and Treasurer of Prime Hospitality Corp. from January 1991 to July 1998, and was an instrumental member of the management team that led the company out of bankruptcy in July 1992. From 1986 to 1991, Mr. Vicari was Director of Budgeting and Financial Planning for Prime Hospitality Corp, and was responsible for all budgeting, planning and forecasting. Prior to his tenure at Prime Hospitality Corp., Mr. Vicari held numerous management positions at Combustion Engineering (now a part of ABB Group) from 1981 to 1986. Mr. Vicari earned a B.S. in Accounting from the College of New Jersey and received his M.B.A. in Finance from Fairleigh Dickinson University. Mr. Vicari also currently serves on the board of directors and as the audit committee chairman for Thunderbird Resorts Inc. (Euronext: TBIRD), a publicly traded gaming and lodging company. We believe Mr. Vicari should serve on our board due to his principal role in our founding and his experience as a chief financial officer for other lodging companies.

Thomas A. Natelli, 55, is the non-executive Chairman of the Board. Since 1987, Mr. Natelli has served as President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company. Under Mr. Natelli’s leadership, Natelli Communities has earned numerous awards, including the prestigious Urban Land Institute National Award of Excellence for Large Scale Communities, Washington Metro Area Environmental Developer of the Year and Suburban Maryland Builder of the Year. Mr. Natelli currently serves as Vice Chairman of the board of the School of Engineering at Duke University. Previously, Mr. Natelli served on the board of directors and was a member of the audit and nominating and corporate governance committees of Highland from its IPO until its sale in July 2007. In 2007, Mr. Natelli formed MargRock Entertainment, a music publishing and artist development and management services company, for which he currently serves as Principal. In 1999, Mr. Natelli co-founded eStara, Inc., a privately held technology company, for which he served as Chairman and Chief Executive Officer from its inception through its sale to Art Technology Group, Inc. in October 2006. From 1993 through 2003, Mr. Natelli served on the board of trustees of Suburban Hospital Healthcare System, after which he served as Chairman of the board of trustees and headed its executive committee until 2006. He also served on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. Mr. Natelli is a past President of the Board of the Montgomery County Chamber of Commerce, and played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received a B.S. in Mechanical Engineering from Duke University in 1982. We believe Mr. Natelli should serve on our board due to his extensive experience in the real estate industry, his entrepreneurial background and financial acumen.

Thomas D. Eckert, 67, is a Trustee. From 2011 until October 2014, Mr. Eckert served as Chairman, and previously from 1997 to 2011 served as President and Chief Executive Officer, of Capital Automotive Real Estate Services, Inc., or Capital Automotive, a privately owned real estate company that owns and manages net-leased real estate for automotive retailers. Mr. Eckert was one of Capital Automotive’s founders and led its IPO in February 1998. Mr. Eckert also served as President and Chief Executive Officer and a trustee of Capital Automotive from its founding until December 2005, when it was taken private. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a U.S. homebuilder, serving most recently as President of Pulte’s Mid-Atlantic Region. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert is currently a director and member of the audit and compensation committees of DuPont Fabros Technology, Inc., a publicly-traded owner, developer and manager of wholesale data centers and a director and chairman of the compensation committee of NVR, Inc., the fourth largest homebuilder in the United States. He is also a Trustee of The College Foundation at the University of Virginia. In addition, Mr. Eckert formerly served as Chairman of the Board of The Munder Funds, a $10 billion mutual fund group, until its acquisition by Victory Capital Holdings, Inc. in October 2014, and served as a trustee of The Victory Funds, a $20 billion mutual fund group, until February 2015. Mr. Eckert received his bachelor’s degree in Business Administration from the University of Michigan in 1970. We believe Mr. Eckert should serve on our board due to his extensive experience in the real estate industry, including as a chief executive officer of a publicly traded REIT.

John W. Hill, 60, is a Trustee. Since November 2013, Mr. Hill has served as Chief Financial Officer for the City of Detroit, Michigan. Earlier in 2013, Mr. Hill founded a professional services practice specializing in assisting clients in improving their financial management operations. Mr. Hill currently serves as a director and chairman of the audit committee of CoStar Group, Inc. From August 2004 until August 2012, Mr. Hill served as Chief Executive Officer of The Federal City Council, a not-for-profit, non-partisan organization dedicated to the improvement of Washington, DC. Previously, Mr. Hill served on the board of directors and was a member of the audit and compensation committees of Highland from January 2006 until Highland’s sale in July 2007. From 2002 until 2004, Mr. Hill served as the Chief Executive Officer of In2Books, Inc. From 1999 until 2002, he was a partner with Andersen, LLP, where he was in charge of state and local consulting for North America. Previously, Mr. Hill also was a director of Marriott Corporation’s Internal Audit Division in charge of all financial and operational audits of the hotel division and has been an audit manager for Coopers & Lybrand and Price Waterhouse. Mr. Hill has served on the board and audit committee of Prestwick Pharmaceuticals Inc., a non-public company. Mr. Hill currently serves on the boards of several not-for-profit organizations, including the DC Public Library Board of Trustees, the DC Shakespeare Theatre Board, and the National Minority Aids Council. He formerly served on the boards of the DC Children and Youth Investment Trust and the Mayor’s Blue Ribbon Commission to Revitalize the DC Public Library. Mr. Hill earned a B.S. in Accounting from the University of Maryland, College Park in 1976 and passed the Maryland State CPA exam in 1977. We believe Mr. Hill should serve on our board due to his extensive background in accounting and financial matters and his significant leadership experience through his longstanding role with the Federal City Council.

George F. McKenzie, 59, is a Trustee. Mr. McKenzie founded a commercial real estate consulting business in January 2014. From June 2007 until his retirement in October 2013, Mr. McKenzie served as President and Chief Executive Officer and a trustee of Washington Real Estate Investment Trust, or WRIT, a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington, DC metro region. Since joining WRIT in September 1996, Mr. McKenzie also served in other executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. From 1977 to 1985, Mr. McKenzie served as an officer in the U.S. Navy. Mr. McKenzie also is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). He received a B.S. in Operations Analysis from the United States Naval Academy and an M.B.A. in Finance from the University of Rhode Island. Mr. McKenzie is a member of the Economic Club of Washington. We believe Mr. McKenzie should serve on our board due to his extensive experience in the real estate industry, including as a chief executive officer of a publicly traded REIT.

Jeffrey D. Nuechterlein, 57, is a Trustee. In 2000, Mr. Nuechterlein founded and since inception has been Managing Partner of an investment management company now known as Nue Capital LLC, a venture capital and hedge fund based in Alexandria, Virginia. Mr. Nuechterlein currently serves as a director and chairman of the audit committee of Barington/Hilco Acquisition Corp. (NASDAQ: BHACU). From 1997 until 2000, Mr. Nuechterlein served as Managing Director and Chief Investment Officer for pension fund investments at National Gypsum Company. From 1995 until 1996, Mr. Nuechterlein was Senior Counsel to the U.S. Trade Representative, and prior to that he served as outside legal counsel to several U.S. semiconductor and steel companies from 1992 until 1995. Mr. Nuechterlein also served as Special Assistant for Policy to the Governor of Virginia from 1990 until 1991, and was Counsel to the U.S. Senate’s Judiciary Subcommittee on Technology from 1989 until 1990. Until the company’s sale in April 2014, Mr. Nuechterlein served as a director and member of the audit committee of The Jones Group, Inc. (NYSE:JNY). He also is Chair of the Board of Directors of Cartica Capital, a privately-held, long-only equity manager focused on investments in public companies in emerging markets; Cartica is registered as an investment advisor with the SEC. Among his non-profit activities, Mr. Nuechterlein serves on the board of Americans for Oxford, Inc. and is a Past President and Emeritus Trustee of The College Foundation at the University of Virginia, a Trustee of the Classical American Homes Preservation Trust in New York and a member of the Council on Foreign Relations. Mr. Nuechterlein received his undergraduate and law degrees from the University of Virginia in 1979 and 1986, respectively, and his master’s and D. Phil. degrees from Oxford University. We believe Mr. Nuechterlein should serve on our board due to his extensive investment experience and his legal background.

The Board of Trustees recommends that you vote “FOR” the election of each nominee named above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP, as the independent registered public accounting firm for the Trust for the year ending December 31, 2015.

Although we are not required to seek shareholder ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm, we are asking shareholders to do so because we believe that it is a good corporate governance practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the independent registered public accounting firm for Chesapeake Lodging Trust, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Trust and its shareholders.

Representatives of Ernst & Young LLP, the independent registered public accounting firm for the Trust since its inception, will be in attendance at the 2015 Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee is required to review and approve the list of pre-approved services and the threshold estimates of cost of performance of each. Ernst & Young LLP is required to provide detailed information regarding any services to be performed and an estimate of the costs of performance before commencing any work. Under its pre-approval policy, the Audit Committee has delegated pre-approval authority for audit related or non-audit services not exceeding $100,000 to Mr. Eckert, one of its members. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of Ernst & Young LLP or any other independent registered public accounting firm providing audit services to the Trust from time to time. In 2014 and 2013, all of the services provided by Ernst & Young LLP were approved by the Audit Committee in accordance with its policies and procedures.

Fees Billed to the Trust by Ernst & Young LLP for 2014 and 2013

The following table shows the fees billed to us by Ernst & Young LLP for audit and other services provided for 2014 and 2013:

	2014	2013
Audit Fees (a)	$667,445	$661,540
Audit-Related Fees (b)	—	—
Tax Fees (c)	95,445	91,445
All Other Fees (d)	—	—

Total	$762,890	$752,985

(a)	“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, including the audit of the effectiveness of internal control over financial reporting. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by Ernst & Young LLP related to our filings with the SEC, as well as audit work required under the agreements governing certain of our debt financings.

(b)	“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees,” including fees for the audits of the Trust’s acquired hotels.
(c)	“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
(d)	“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Board of Trustees recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Audit Committee Report

The Audit Committee consists of three trustees, each of whom has been determined by the Board to meet the NYSE standards for independence and the SEC’s requirements for audit committee member independence. The Audit Committee operates under a charter adopted by the Board. The Audit Committee’s charter may be found on the “Corporate Governance” page of the Trust’s website at www.chesapeakelodgingtrust.com.

The Audit Committee’s responsibilities include appointing the Trust’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the Trust’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Trust’s independent registered public accounting firm, internal audit firm and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Trust’s financial statements and disclosures are complete, accurate, and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the Trust’s financial statements, including the estimates and judgments on which they are based, as well as the Trust’s internal controls, accounting policies, and the financial reporting process. The Audit Committee oversees the Trust’s financial reporting process on behalf of the Board, in accordance with its charter. The independent registered public accounting firm is responsible for performing an independent audit of the Trust’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the Trust’s management and of the Trust’s independent registered public accounting firm.

In this context, the Audit Committee has met with management and Ernst & Young LLP, the Trust’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the Trust’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as supplemented or amended, and as adopted by the PCAOB. The Audit Committee discussed with the Trust’s independent registered public accounting firm the overall scope and plan for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the Trust’s internal controls and the overall quality of the Trust’s financial reporting.

The Trust’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Trust and its affiliates is compatible with the firm’s independence.

Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC.

THE AUDIT COMMITTEE

Thomas D. Eckert

John W. Hill

Jeffrey D. Nuechterlein

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy statement provides a description and analysis of our executive compensation program, the various components of our executive compensation program, and the compensation-related decisions made for fiscal 2014 with respect to our named executive officers, Messrs. Francis and Vicari, D. Rick Adams, our Executive Vice President and Chief Operating Officer, and Graham J. Wootten, our Senior Vice President, Chief Accounting Officer and Secretary.

Executive summary

This executive summary provides an overview of the executive compensation philosophy that drives the Trust’s executive compensation program, outlines the core governance principles that underlie the program, and highlights changes made to the program that affected executive compensation of the Trust’s executive officers in 2014.

Executive compensation philosophy

Due to the competitive marketplace for executives with experience in the lodging industry, retaining and properly incentivizing our executive management team, who we believe are capable of leading us in achieving our business objectives, is our primary compensation objective. We seek to achieve this objective in a manner that provides appropriate incentives for our executive officers to achieve our goals and create value for shareholders. The four core elements of our executive compensation philosophy, and the ways these elements are represented in our executive compensation program, are as follows:

1.	Total compensation provided to our executive officers should be at levels commensurate with their individual responsibilities and accomplishments while also providing appropriate incentives related to our long-term performance.

•

Our executive officers have extensive experience in the lodging industry that exceeds or rivals that of the executive teams of our industry peers. Our executive management team served in comparable positions with Highland Hospitality Corporation, or Highland, a NYSE-listed lodging REIT that operated in the upper-upscale segment from its IPO in December 2003 until its sale in July 2007. In addition to their service with Highland, our senior executive officers have held senior management and executive positions at several other publicly traded lodging companies, including Crestline Capital Corporation, Marriott International, Inc., Host Hotels & Resorts, Inc. and Prime Hospitality Corporation.

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The combination of the depth and breadth of the experience of our executive officers warrant compensation in amounts that are generally in line with the compensation paid to our lodging industry peers so our executive officers stay motivated with appropriate incentives.

2.	We believe that performance-based pay aligns the interests of our executive officers with those of the Trust’s shareholders. As a result, we have designed our executive compensation program to provide a significant portion of each executive officer’s total compensation through incentives motivating the executives to take actions that enhance shareholder returns, in the form of a stable and growing dividend and through long-term appreciation in our share price. In addition, performance measures based on individual goals and objectives annually established by our Compensation Committee for the executive officers should reward executive officers for performance within the executive officers’ responsibilities that allows the Trust to achieve its near-term business goals and positions the Trust to generate greater long-term shareholder value.

•	Annual Incentives. Our annual cash bonus plans since our inception have been tailored to reward our executive officers for achievement of our most important business objectives for each year. Our

2014 cash bonus plan was designed to focus our executive officers on performance of our core objectives of delivering strong cash flows and revenue growth. Our 2014 cash bonus plan also afforded each executive officer the opportunity to earn a bonus based on achievement of individual performance objectives tied to, among other things, continuing to grow the Trust’s hotel portfolio; monitoring and expanding internal programs in support of the Trust’s strategic plan; monitoring the Trust’s hotel portfolio to ensure that each hotel is efficiently operated and managed; evaluating and executing on renovation and repositioning opportunities with respect to each hotel; maintaining and expanding investor and industry relationships; undertaking leadership initiatives; and other significant qualitative objectives.

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Long-term Incentives. The Trust’s total shareholder return (“TSR”) relative to industry peer returns determines the vesting of performance-based restricted share awards granted to our executive officers in 2014, which are 50% of each executive’s grant under the long-term equity incentive compensation program approved and implemented by the Compensation Committee.

3.	Our executive compensation program further seeks to align the interests of our executives with those of our shareholders by providing that a significant portion of executive officers’ compensation is offered in common shares. Through awards of restricted shares that vest over a period of years and in respect of the Trust’s performance, the value of the executive officers’ total compensation should increase as total returns to shareholders increase.

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Our executive compensation program is designed to offer approximately 60% of the executives’ total direct compensation opportunity in the form of equity. During 2014, and again for 2015, the Trust granted equity incentives in two forms: time-based restricted shares, vesting ratably over three years, and performance-based restricted shares that will vest, if at all, at the end of three fiscal years based on the Trust’s TSR relative to industry peer returns over the same period. The Compensation Committee’s policy, again reflected in grants made in 2014 and 2015, is to allocate half of the grant-date fair value of such awards to each award type.

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We have share ownership guidelines for executive officers that encourage them to attain and maintain specified levels of ownership of our common shares. Likewise, share ownership guidelines for the independent members of our Board also have been approved, to ensure that our Board’s interests are fully aligned with those of our shareholders.

4.	We believe that the protections provided to our executive officers in their employment agreements should help us achieve our goal of retaining our executive officers.

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Our executive officers’ employment agreements provide for post-termination pay opportunities designed to provide the executives with economic security. These agreements help ensure that our executives are able to devote their full time and attention to the Trust in the event of a change in control that is in the best interests of shareholders but may result in termination of their employment.

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Our executive officers also participate in the welfare and benefit plans that we make available to each of our current employees. In addition, Messrs. Francis, Vicari and Adams are eligible for limited perquisites including an annual physical and medical examination and financial planning services.

Executive compensation governance and oversight

Our Compensation Committee, which consists solely of trustees meeting the NYSE standards for independence and the SEC’s requirements for compensation committee member independence, discharges the Board’s responsibilities relating to the compensation of our trustees and executive officers. In that role, the Compensation Committee also serves as the administrator of our Equity Plan pursuant to which the equity and annual cash incentive awards that form part of our executive compensation program are made. Our Compensation Committee administers our executive compensation program in accordance with the following core governance principles:

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A significant portion of total compensation opportunity is provided in the form of performance-based incentives, tied to defined performance goals, with both short-term and long-term components, that are established and reviewed annually.

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Our Compensation Committee considers our executive officers’ compensation as compared to that paid to executives of peer companies in the lodging industry as part of the total mix of information considered in making compensation decisions.

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The Compensation Committee has full discretion to retain an outside compensation consultant to perform services that assist the committee in making its compensation decisions, and the committee assesses the independence of potential consultants before making retention decisions.

•	Our Compensation Committee is responsive to the concerns of our shareholders.

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Our executive employment agreements do not provide for automatic salary increases or guaranteed incentive payments. The Compensation Committee reviews the terms of the employment agreements periodically to determine whether the terms of the employment agreements continue to further our goals and, in early 2015, approved new employment agreements for each of our executive officers. The terms of the new agreements generally remain consistent with the terms of the original agreements, as amended, but have been updated to give effect to the passage of time, the development of the Trust’s executive compensation program and the promotion of certain executives to new roles with the Trust.

•	The cash severance arrangements provided to our executives are “double trigger,” requiring a termination event following a change in control before any cash severance payments are triggered.

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The equity awards made to our executives pursuant to our long-term equity incentive program also are “double trigger” in that the awards only vest in connection with a change in control or other extraordinary corporate transaction if either the successor entity does not assume or substitute equivalent securities, or the participant experiences an involuntary termination within 12 months following the change in control.

•	We do not provide excise tax “gross-up” payments in connection with a future change in control.

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The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements, or components of it, create risks that are reasonably likely to have a material adverse effect on us.

•	Executives are subject to robust share ownership requirements of 5x base salary for our chief executive officer and 3x base salary for each other named executive officer.

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All employees and trustees are prohibited from engaging in transactions designed to hedge the Trust’s securities, purchasing the Trust’s shares on margin, short-selling the Trust securities, and directly or indirectly pledging Trust securities as collateral for a loan.

2014 developments in our executive compensation program

Since late 2012, our compensation program for our named executive officers has consisted of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonuses;

•

Long-term equity-based incentives, in the form of restricted share awards that vest over time and awards that vest only upon achievement of specified performance objectives over a specified performance period;

•	Health and welfare benefits and perquisites; and

•	Severance arrangements under the executives’ employment agreements.

From the feedback received through our shareholder engagement efforts, and given the exceedingly high percentage of favorable votes cast on the Trust’s prior “say-on-pay” votes, including support by holders of nearly 98% of the votes cast at our 2014 Annual Meeting, we believe that the Trust’s executive compensation program enjoys strong shareholder support. Nevertheless, because we understand that there is always room for improvement, in 2014, the Compensation Committee retained Cook & Co. as an independent consultant to advise it on executive compensation matters. In the course of its engagement, Cook & Co. provided an analysis and assessment of the design and structure of the Trust’s executive compensation program. Cook & Co. also measured the Trust’s executive compensation program’s competitiveness compared to the compensation programs offered by the following peer group of 11 hospitality REITs, the businesses and operations of which are most similar to those of the Trust:

• Ashford Hospitality Trust	• Host Hotels & Resorts *	• Ryman Hospitality

• DiamondRock Hospitality Company	• LaSalle Hotel Properties	• Strategic Hotels and Resorts

• FelCor Lodging Trust	• Pebblebrook Hotel Trust	• Sunstone Hotel Investors

• Hersha Hospitality	• RLJ Lodging Trust

*	The Committee reviews the executive compensation practices at Host Hotels & Resorts, Inc., but since they are much larger than the Trust, compensation data from Host Hotels & Resorts was excluded from summary statistics in Cook & Co.’s competitive analysis.

Cook & Co.’s competitive analysis indicated that target total direct compensation (the sum of base salary, target bonus, and the grant-date fair value of the annual long-term equity incentives) for the Trust’s executive officers were generally at or above median, with the exception of Mr. Wootten, whose target total direct compensation was below the 25th percentile of officers with comparable job titles and responsibilities. Cook & Co. recommended increases to base salaries for Messrs. Francis and Wootten, whose salaries were below median. Cook & Co. also recommended increasing the target bonus percentage for Mr. Adams and Mr. Wootten to bring their target total annual cash compensation closer to median and that the threshold bonuses be set at 50% of target and maximum bonuses at 200% of target for all executives. Cook & Co. recommended maintaining target long-term equity incentive award values at the same levels as in 2013 for all executives, except for Mr. Wootten, where suggested increases were designed to make his target total direct compensation more competitive with similarly-situated executives at the peer companies.

In addition, Cook & Co. recommended several changes to the design of the long-term equity incentive compensation component of the Trust’s executive compensation program, including:

•	to grant half of the grant-date fair value of long-term equity awards in the form of performance-based restricted shares;

•	for the performance-based restricted shares to vest, if at all, based on the Trust’s relative TSR over a three-year performance period, without the ability to earn awards annually;

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to cap the maximum value that may be earned under the performance-based restricted shares granted in 2014 at 1.75 times the starting share price multiplied by the maximum number of shares granted to each executive; and

•	to require the Trust’s absolute TSR to be positive over the entire performance period in order for any performance-based restricted shares to vest.

The Compensation Committee generally adopted the recommendations made by Cook & Co. in implementing the Trust’s 2014 executive compensation program.

Elements of 2014 executive compensation

The following discussion provides additional detail and analysis regarding the Compensation Committee’s decisions relating to the compensation of our named executive officers for 2014, including the objectives underlying our approach to executive compensation, our process for making decisions with respect to executive compensation and the specific factors in that decision-making process, and the various elements of compensation we use.

Annual base salary. Base salary is designed to compensate each of our named executive officers at a fixed level of annual compensation that serves as a retention tool throughout the executive’s career. While their employment agreements specify minimum base salaries for each, the Compensation Committee is permitted to annually review the base salary of each named executive officer to determine whether an increase in each named executive officer’s salary is necessary or appropriate. In determining whether to increase base salaries, the Compensation Committee may consider a variety of factors, including each executive’s role and responsibility, unique skills, future potential with the Trust, salary levels for similar positions in the lodging industry, internal pay equity and such other factors as the Compensation Committee may determine to be relevant. With respect to salary levels for similar positions in the lodging industry, the Compensation Committee considered the competitive analysis from Cook & Co., the Trust’s independent executive compensation consultant, described above. Based upon its review of the factors described above and the competitive analysis received from Cook & Co., the Compensation Committee determined that, for 2014, the base salary of Mr. Francis should be increased to $750,000, the base salary of Mr. Wootten should be increased to $300,000, and the base salaries of Messrs. Vicari and Adams remained appropriate.

Annual cash bonus. Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on the overall performance of the Trust as well as each officer’s individual performance. In connection with our annual cash bonus plan, our Compensation Committee establishes annual performance criteria that are flexible and that change with the needs of our business.

Under the terms of the cash bonus plan, the Trust’s executive officers have the opportunity to earn annual cash bonuses based on the extent to which the executive officers and the Trust achieve the performance metrics established for that year by the Compensation Committee. While the exact mix of these metrics will be determined annually in the discretion of the Compensation Committee, the Compensation Committee expects that the predominant portion of the metrics selected for each year will be chosen from among the list of performance criteria approved by the Trust’s shareholders at the Trust’s 2012 Annual Meeting and therefore amounts paid as a result of achievement of such metrics are intended to qualify as performance-based pay for purposes of Section 162(m) of the Internal Revenue Code.

The following table depicts each executive’s cash bonus opportunity for 2014, measured as a percentage of 2014 base salary, assuming achievement by the executive and the Trust of the respective threshold, target and maximum performance levels under each metric of the cash bonus plan identified below.

Cash Bonuses Payable Based Upon Achievement of 2014 Bonus Plan Criteria

(as Percentage of 2014 Base Salary)

Executive Officer	Threshold	Target	Maximum
James L. Francis	50%	100%	200%
Douglas W. Vicari	35%	75%	150%
D. Rick Adams	35%	75%	150%
Graham J. Wootten	30%	65%	130%

The Compensation Committee determined that 2014 annual cash bonuses should be based on two company-wide metrics and one individual-based metric. Each is described below and remains generally unchanged from the metrics underlying the Trust’s 2013 cash bonus plan: (1) adjusted funds from operations, or AFFO, per share, (2) the growth of room revenue per available room, or RevPAR, and (3) individual performance objectives. At the beginning of the year, the Compensation Committee established goals for threshold, target and maximum levels of performance for each metric. After the end of the year, the Compensation Committee evaluated the Trust’s and each executive’s performance against the goals to determine earned cash bonus amounts. Amounts earned were interpolated in cases where performance was between the threshold and target, or target and maximum, levels.

AFFO Per Share (Weight: 60%): The Trust believes that AFFO (determined by adjusting the Trust’s FFO as calculated in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), to add back hotel acquisition costs and non-cash amortization of certain non-cash items, including intangible assets and unfavorable contract liabilities), represents the best financial metric by which to evaluate the Trust’s core operating results. Accordingly, the Compensation Committee determined that 60% of the overall cash bonus for each executive officer would be based upon the level of AFFO per share generated by the Trust during 2014. The Compensation Committee initially set the threshold, target and maximum levels of AFFO per share at $1.80, $1.95 (the mid-point of the AFFO per share guidance issued by the Trust in January 2014) and $2.10, respectively, subject in each case to adjustment in the discretion of the Compensation Committee to give effect to the impact of any significant events or transactions that were not pending at the time the 2014 cash bonus plan was adopted. For 2014, the Compensation Committee evaluated significant events and transactions including, but not limited to, the Trust’s 2014 acquisition and disposition activity, its common equity offering and its debt financing activities, and determined that, giving effect to the impact of all of the considered events and transactions, the Trust’s 2014 operations generated AFFO per share of $2.00, between the target and maximum performance levels initially set.

RevPAR Growth Compared to Industry-wide Performance (Weight: 20%). The Compensation Committee believes that a significant indicator of the Trust’s 2014 performance will be the growth of RevPAR generated by the Trust’s hotels compared to that generated by hotels operating in the respective segments of the U.S. lodging industry in which the Trust’s hotels are positioned. Accordingly, the Compensation Committee determined that 20% of the overall 2014 cash bonus for each executive officer would be based upon a comparison of 2014 RevPAR growth achieved at the Trust’s 17-hotel portfolio, excluding results associated with the W Chicago – Lakeshore, the Le Meridien New Orleans, and the Hyatt Herald Square New York due to planned comprehensive renovations at those hotels during 2014, compared against the weighted-average (calculated on the basis of the number of rooms the Trust has in each segment) 2014 RevPAR growth reported by STR, Inc. (“STR”) for the respective segments as a whole, which was 7.5% for 2014. For purposes of the 2014 cash bonus plan, the Compensation Committee determined that threshold performance for this metric would be achieved if the Trust’s 2014 RevPAR growth were to achieve the STR weighted average, less 1%; target performance would be achieved if the Trust’s 2014 RevPAR growth were to achieve the STR weighted average; and maximum performance would be achieved if the Trust’s 2014 RevPAR growth were to achieve the STR weighted average, plus 1%. The Trust’s 2014 RevPAR growth as determined for this purpose was 9.0%, which exceeded the maximum level for this metric of 8.5%.

Individual Performance Goals (Weight: 20%). In addition to company-wide performance metrics of AFFO per share and RevPAR growth, the Compensation Committee believes that individual performance goals relative to pre-determined objectives should play a role in the cash bonus payable to each executive officer. Accordingly, the Compensation Committee determined that 20% of the overall cash bonus for each executive officer in 2014 would be based upon each executive officer’s achievement of such individual performance goals. The Compensation Committee approved performance goals for each of the Trust’s executive officers, with the Compensation Committee retaining full discretion in respect of all amounts awarded under this portion of the 2014 cash bonus plan. Individual performance goals included, where appropriate, operational goals for the Trust and the respective functions over which each executive has operational or overall responsibility; monitoring and expanding internal programs in support of the Trust’s strategic plan; monitoring the Trust’s hotel portfolio to ensure that each hotel is efficiently operated and managed; evaluating and executing on renovation and repositioning opportunities with respect to each hotel; maintaining and expanding investor and industry relationships; undertaking leadership initiatives; and other significant qualitative objectives. No executive officer was guaranteed an award and, if performance was unsatisfactory, no bonus would be paid under the individual performance criterion of the 2014 cash bonus plan. The Compensation Committee did not rely on any one particular objective or formula in determining appropriate 2014 cash bonus levels, but rather on what the Compensation Committee considered to be value-added quantitative and qualitative goals in furtherance of our compensation principles. The Compensation Committee considered the following accomplishments by the Trust and the named executive officers in 2014 in reaching its decision on the amounts to be paid pursuant to the individual bonus criteria of the 2014 cash bonus plan:

•	We closed 2014 with our common shares trading at an all-time high share price and an equity market capitalization in excess of $2.0 billion;

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We generated a 53.0% total return for holders of our common shares during 2014, which was the highest total return of all 18 lodging REITs and the third highest return among all REITs with a market capitalization over $250 million, and far outdistanced the 13.7% and 10.0% total returns generated by the S&P 500 Index and the Dow Jones Industrial Average, respectively, during 2014;

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We successfully completed a follow-on equity offering of common shares resulting in net proceeds of approximately $143.9 million at the highest price and tightest discount to prior close of any offering the Trust had completed to date;

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We sold the 153-room Courtyard Anaheim at Disneyland Resort hotel for $32.5 million on September 30, 2014, generating a strong unleveraged internal rate of return that exceeded our underwriting at the time of our initial acquisition of the hotel;

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We deployed the proceeds from the equity offering and the hotel sale to acquire the 337-room JW Marriott San Francisco Union Square, our fourth hotel in the San Francisco market, one of the best performing hotel markets in the country and one that we believe is well positioned for future growth;

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We successfully refinanced the loan encumbering the Hyatt Herald Square New York and the Hyatt Place New York Midtown South with a new 10-year, $90.0 million loan that bears a fixed annual rate of interest of 4.30%;

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Achieved pro forma RevPAR growth of 9.5% for our hotel portfolio (excluding three hotels which were undergoing comprehensive renovations during 2014), outperforming the 8.3% increase in RevPAR for the overall U.S. lodging industry, as reported by STR, and significantly increased hotel profitability and margins during 2014 as a result of our asset management efforts;

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We significantly enhanced the quality of our hotel portfolio during 2014. Our work during 2014 consisted of three major repositionings for a total expected cost of $70 million, including the two largest projects in the Trust’s history, the comprehensive renovation of the W Chicago – Lakeshore and the comprehensive renovation and re-branding of the hotel formerly known as the W New Orleans as the Le Meridien New Orleans. We also completed the re-branding of the Hyatt Herald Square New York, raising the property from its former midscale positioning to an upper-upscale hotel following a thorough renovation of the guestrooms, lobby and public space and new restaurant and bar concept, among other changes, and pursued smaller projects at several other hotels, including the Denver Marriott City Center, the Courtyard Washington Capitol Hill/Navy Yard and certain other hotels in Boston and San Francisco; and

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Our investor relations efforts, including one-on-one meetings as well as numerous property tours for investors, analysts and lenders, continued throughout 2014 and have resulted in an expanded shareholder base and generated positive sentiment from the analyst community.

Based on the foregoing, the Compensation Committee awarded each of the named executive officers the maximum payable amount under the individual performance criteria of the 2014 cash bonus plan.

Equity awards. The Compensation Committee has implemented a long-term equity incentive compensation program designed with the dual objectives of fostering strong alignment between the Trust’s executive officers and shareholders and providing material incentives to the Trust’s executive officers to take actions to enhance the Trust’s TSR. The program is composed of annual awards of both time-based restricted shares vesting ratably over a multi-year period and performance-based restricted shares vesting, if at all, based on the Trust’s TSR relative to those generated by the SNL US REIT Hotel Index prepared by SNL Financial LC (the “Index”). For 2014, the long-term equity incentive compensation program was modified in accordance with the competitive analysis provided by Cook & Co. such that 50% of the grant-date fair value of each executive’s annual equity grant was provided in the form of performance-based restricted share awards. Further detail regarding the awards granted under the program is set forth below under “– Grants of Plan-Based Awards” and “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Health and welfare benefits and perquisites. All eligible employees are able to participate in our 401(k) plan. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees are eligible to defer a portion of their eligible compensation, and we make a matching contribution up to 4% of eligible compensation. We currently do not provide an option for our employees to invest in our common shares through the 401(k) plan.

We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees. Messrs. Francis, Vicari and, beginning in 2015, Mr. Adams, also receive certain perquisites, as described more fully under “– Employment Agreements.”

Post-termination pay. As described more fully under “– Employment Agreements,” we have entered into employment contracts with each of our named executive officers that provide the officers with compensation if they are terminated without cause, they leave the Trust with good reason or their employment terminates in certain circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Trust.

Tax considerations

Section 162(m) of the Internal Revenue Code may limit the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders, such as our Equity Plan. Because we are a REIT that generally does not pay U.S. federal income taxes, the practical effects if Section 162(m) were determined to be applicable to the compensation paid to our named executive officers would be increases in our taxable income and corresponding increases in amounts we would be required to be distributed to comply with the REIT qualification requirements and eliminate our U.S. federal income tax liability at the REIT level. Our Compensation Committee’s policies and practices are not directly guided by considerations relating to Section 162(m), and we may award non-deductible compensation in certain circumstances as we deem appropriate. The base salaries, certain amounts paid to our named executive officers under our annual cash bonus plan and amounts associated with grants of time-based restricted shares may not qualify under these criteria, and accordingly some compensation paid to the named executive officers each year may not be deductible under Section 162(m).

Executive officer share ownership guidelines

We have adopted share ownership guidelines for our executive officers. We believe that encouraging our executive officers to attain and maintain a meaningful ownership interest in the Trust relative to his or her annual base salary is in the best interest of the Trust and its shareholders and is likely to further encourage each executive officer to act in a manner that creates value for our shareholders.

Pursuant to the guidelines, the Board recommends that each of our existing executive officers should own shares having an aggregate value equal to or greater than the multiple of his base salary as shown in the following table.

Officer	Multiple of Annual Base Salary
James L. Francis,	5x
President and Chief Executive Officer

Douglas W. Vicari,	3x
Executive Vice President and Chief Financial Officer

D. Rick Adams	3x
Executive Vice President and Chief Operating Officer

Graham J. Wootten	3x
Senior Vice President, Chief Accounting Officer and Secretary

Our executive officers’ ownership of common shares, restricted shares subject to time-based vesting and other equity securities we may grant in the future all will count toward the recommended level of share ownership, but awards of restricted shares subject to performance-based vesting that have not vested will not count toward the recommended level of share ownership until the shares vest. Any newly named executive officer will have five years from the time of joining the Trust to attain the recommended level of share ownership. As of December 31, 2014, all of our named executive officers met the recommended level of share ownership and are expected to maintain such ownership positions in the future. Because the Board determined that each named executive officer has met the recommended level of share ownership as of December 31, 2014, declines in the market value of those shares following the Board’s determination will not change that determination.

Hedging, short-selling and pledging policy

As part of the Trust’s continuing efforts to improve and strengthen its corporate governance efforts and align them with best practices, in 2013, the Trust adopted a hedging, short-selling and pledging policy that prohibits the Trust’s employees and trustees from: (i) purchasing financial instruments that are designed to hedge the Trust’s securities or offset any fluctuations in the market value of the Trust’s securities, (ii) purchasing the Trust’s shares on margin and (iii) selling any securities of the Trust “short.” The policy also prohibits employees and trustees from directly or indirectly pledging the Trust’s securities as collateral for a loan. These prohibitions apply whether or not such securities were acquired through the Trust’s equity compensation programs.

2015 compensation outlook

As disclosed in a Form 8-K filed on January 30, 2015, the Compensation Committee has determined that the Trust’s executive compensation program for 2015 should remain generally consistent with the 2014 program, again targeting an appropriate mix of cash and equity-based compensation, with a significant portion of each executive officer’s total compensation opportunity linked to achievement of performance objectives approved by the Compensation Committee over one- and three-year periods.

Report of the Compensation Committee

The Compensation Committee of the Board of Trustees of Chesapeake Lodging Trust has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014. This report is provided by the following independent trustees, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

John W. Hill

Thomas A. Natelli

Thomas D. Eckert

Summary Compensation Table

The following table sets forth the annual base salary and other compensation paid to our named executive officers in 2014, 2013 and 2012.

Name and Principal Position	Year	Salary	Bonus(1)	Share Awards	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
James L. Francis	2014	$750,000	$300,000	$2,950,000	$891,538	$25,496	$4,917,034
President and Chief Executive Officer	2013	$700,000	$280,000	$4,437,393	$607,685	$25,296	$6,050,374
	2012	$700,000	$280,000	$2,036,000	$1,049,312	$25,078	$4,090,390

Douglas W. Vicari	2014	$475,000	$142,500	$1,200,000	$423,481	$10,496	$2,251,477
Executive Vice President and Chief Financial Officer	2013	$475,000	$142,500	$1,758,344	$307,323	$10,296	$2,693,463
	2012	$475,000	$142,500	$739,068	$534,025	$10,078	$1,900,671

D. Rick Adams	2014	$400,000	$120,000	$1,200,000	$356,615	$10,496	$2,087,111
Executive Vice President and Chief Operating Officer	2013	$400,000	$100,000	$1,758,344	$224,349	$10,296	$2,492,989
	2012	$350,000	$87,500	$739,068	$328,794	$10,078	$1,515,440

Graham J. Wootten	2014	$300,000	$78,000	$625,000	$231,800	$10,496	$1,245,296
Senior Vice President, Chief Accounting Officer and Secretary	2013	$252,000	$42,840	$666,767	$103,713	$10,296	$1,075,616
	2012	$240,000	$40,800	$280,968	$154,717	$10,078	$726,563

(1)	Represents cash bonuses awarded by the Compensation Committee to Messrs. Francis, Vicari, Adams and Wootten pursuant to our cash bonus plans for each year in recognition of the achievement by each of his individually designed management business objectives.
(2)	Represents cash incentive compensation amounts earned by Messrs. Francis, Vicari, Adams and Wootten pursuant to our cash bonus plans for each year. For information on how the amounts were determined, see “– Compensation Discussion and Analysis – Elements of 2014 executive compensation – Annual cash bonus” and “– Grants of Plan-Based Awards.”
(3)	Amounts reported in this column include (i) $15,000 paid in 2014 to Mr. Francis pursuant to his employment agreement for reimbursement of certain financial planning services; (ii) matching contributions to the 401(k) accounts of Messrs. Francis, Vicari, Adams and Wootten in 2014 of $10,400 each, respectively; and (iii) life insurance premiums paid by the Trust.

Grants of Plan-Based Awards

The following table sets forth the bonuses payable under our 2014 cash bonus plan and the awards of restricted shares granted to each of our named executive officers in 2014 under our Equity Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units(7)	Grant- Date Fair Value of Stock and Option Awards(8)
		Threshold(2)	Target(3)	Maximum(4)	Threshold	Target	Maximum(6)
James L. Francis	1/29/2014	$75,000	$600,000	$1,200,000
	1/29/2014							62,553	$1,475,000
	1/29/2014				41,056	—	164,224		$1,475,000
Douglas W. Vicari	1/29/2014	$33,250	$285,000	$570,000
	1/29/2014							25,445	$600,000
	1/29/2014				16,701	—	66,803		$600,000
D. Rick Adams	1/29/2014	$28,000	$240,000	$480,000
	1/29/2014							25,445	$600,000
	1/29/2014				16,701	—	66,803		$600,000
Graham J. Wootten	1/29/2014	$18,000	$156,000	$312,000
	1/29/2014							13,253	$312,500
	1/29/2014				8,698	—	34,793		$312,500

(1)	Represents amounts payable under our 2014 cash bonus plan based upon achievement of the AFFO per share metric and the RevPAR growth metric. For actual amounts paid to each named executive officer under our 2014 cash bonus plan, see “– Compensation Discussion and Analysis – Elements of 2014 executive compensation – Annual cash bonus” and “– Summary Compensation Table.”
(2)	Represents amounts payable under our 2014 cash bonus plan if the threshold level had been achieved for only the RevPAR growth metric, which comprises 20% of the overall amount that can be awarded under the plan.
(3)	Represents amounts payable under our 2014 cash bonus plan if the target level had been achieved for both the AFFO per share metric and the RevPAR growth metric.
(4)	Represents amounts payable under our 2014 cash bonus plan if the maximum level had been achieved for both the AFFO per share metric and the RevPAR growth metric.
(5)	Represents performance-based restricted share awards that will vest upon our achievement of specified performance metrics. See “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – 2014 Performance-based Restricted Shares.”
(6)	The maximum amount of performance-based restricted share awards eligible to vest on December 31, 2016 is further limited in accordance with the terms set forth below under “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – 2014 Performance-based Restricted Shares.” The maximum value that may be earned under the 2014 performance-based restricted share grant is 1.75 times the starting share price multiplied by the maximum number of shares granted to each executive.
(7)	Represents time-based restricted share awards, each of which will vest as to one third of the award per year on each of the first three anniversaries of the grant date.
(8)	Represents the estimated grant-date fair value of the restricted share awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Overview of the Long-Term Equity Incentive Plan

As described above, the Trust’s long-term equity incentive compensation program is composed of annual awards of both time-based restricted shares vesting ratably over a multi-year period and performance-based restricted shares vesting, if at all, based on the Trust’s TSR relative to those generated by the Index. All of the awards are granted pursuant to the Trust’s Equity Plan. For the awards made in 2012 and 2013, the Compensation Committee approved a fixed number of shares, 50% of which were granted as time-based restricted shares vesting ratably over four years, and 50% of which represented the maximum number of shares that may be earned pursuant to each performance-based restricted share award. For 2014, the long-term equity incentive compensation program was modified such that 50% of the grant-date fair value of each executive’s annual equity grant was provided in the form of performance-based restricted share awards. The following summarizes the terms of each component of the long-term equity incentive compensation program and the awards granted under the program in 2014.

2014 Time-based Restricted Shares

The time-based restricted shares granted in January 2014 vest in equal annual installments on each of the first three anniversaries of the grant date. Vesting accelerates upon termination due the participant’s death or disability or upon termination without cause not in connection with a change in control. Vesting also accelerates upon a change in control (i.e., “Corporate Transaction”), if either the successor entity does not assume or substitute equivalent securities, or the participant experiences an Involuntary Termination (i.e., termination by the Trust without Cause or by participant with Good Reason as defined in employment agreements) within 12 months following the change in control.

2014 Performance-based Restricted Shares

The performance-based restricted shares granted in January 2014 vest based on the Trust’s TSR relative to the total return of the Index over a three-year performance period ending December 31, 2016 (the “Performance Period”). The actual number of performance-based restricted shares that vest at the end of the Performance Period will be determined by comparing the Trust’s TSR to the total return of the Index over the Performance Period. For this purpose, the Trust’s TSR shall be calculated as follows:

TSR =	(December 31, 2016 Share Price * Adjusted Share Count) – December 31, 2013 Share Price
December 31, 2013 Share Price

The term “Adjusted Share Count” means one share plus the number of shares received in connection with the assumed reinvestment of all dividends paid during the period at the closing price of the Trust’s common shares on the ex-dividend date for each such dividend.

The term “Share Price” means, as of a particular date, the arithmetic mean of the closing share price as reported by the NYSE over the ten (10) consecutive trading days prior to, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date). The total return generated by the Index will be calculated using a ten (10) consecutive trading day averaging period similar to the Trust’s TSR calculation.

If the Trust’s TSR is positive for the Performance Period, the performance-based restricted shares will vest only as follows, with linear interpolation for performance between 67% and 100%, and between 100% and 133% of the Index:

Trust TSR as % of SNL US REIT Hotel Index Total Return	Payout (% of Maximum)
<67%	0%
67%	25%
100%	50%
≥133%	100%

If the Trust’s TSR is negative for the Performance Period, no performance-based restricted shares will vest. If the Trust’s TSR is positive for the Performance Period and the total return produced by the Index is negative, 100% of the performance-based restricted shares subject to vesting will vest. The maximum value that may be earned under the 2014 performance-based restricted share grant is 1.75 times the starting share price multiplied by the maximum number of shares granted to each executive.

Vesting accelerates at the maximum level upon termination due to the participant’s death or disability or upon termination without cause not in connection with a change in control. Vesting also accelerates upon a Corporate Transaction, if either the successor entity does not assume or substitute equivalent securities, or the participant experiences an Involuntary Termination within 12 months following the change in control.

2013 Time-based Restricted Shares

Time-based restricted shares granted prior to 2014 vest in equal annual installments on each of the first four anniversaries of the grant date. Vesting accelerates upon termination due the participant’s death or disability or upon termination without cause not in connection with a change in control. Vesting also accelerates upon a Corporate Transaction, if either the successor entity does not assume or substitute equivalent securities, or the participant experiences an Involuntary Termination within 12 months following the change in control.

2013 Performance-based Restricted Shares

Performance-based restricted shares granted prior to 2014 vest based on the Trust’s TSR relative to the total return of the Index. For the 2013 performance-based awards, one quarter of the shares are eligible to vest in each year from 2013 through 2016, based on the Trust’s annual TSR for the year relative to the total return of the Index. At the end of the four-year period, any shares not earned in each prior year may still be earned based on the Trust’s cumulative TSR relative to the total return of the Index for the full four-year period. The payout schedule for both annual and cumulative measurement is as follows, with linear interpolation for performance between 67% and 100%, and between 100% and 133% of the Index:

Trust TSR as % of SNL US REIT Hotel Index Total Return	Payout (% of Maximum)
<67%	0%
67%	25%
100%	50%
≥133%	100%

If the total return of the Index and the Trust’s TSR are both negative, payout is 100% of the award if the Trust’s TSR exceeds 133% of the Index’s total return, but 0% payout if the Trust’s TSR is less than 133% of the Index’s total return. Vesting accelerates at the maximum level upon termination due to the participant’s death or disability or upon termination without cause not in connection with a change in control. Vesting also accelerates upon a Corporate Transaction, if either the successor entity does not assume or substitute equivalent securities, or the participant experiences an Involuntary Termination within 12 months following the change in control.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2014. Market values have been determined based on the closing price of our common shares on December 31, 2014 of $37.21 per share.

Outstanding Equity Awards at Fiscal Year End

Name		Number of Common Shares That Have Not Vested	Market Value of Shares That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
James L. Francis	(1)	110,000	$4,093,100
	(2)	62,553	$2,327,597
				(3)	112,378	$4,181,585
				(4)	164,224	$6,110,775
Douglas W. Vicari	(1)	42,900	$1,596,309
	(2)	25,445	$946,808
				(3)	43,266	$1,609,928
				(4)	66,803	$2,485,740
D. Rick Adams	(1)	42,900	$1,596,309
	(2)	25,445	$946,808
				(3)	43,266	$1,609,928
				(4)	66,803	$2,485,740
Graham J. Wootten	(1)	16,275	$605,593
	(2)	13,253	$493,144
				(3)	16,420	$610,988
				(4)	34,793	$1,294,648

(1)	Amounts shown represent the number of time-based restricted shares granted to each executive officer prior to 2014 that had not vested as of December 31, 2014. For awards granted prior to 2014, such awards vest ratably on each of the first four anniversaries of the grant date in accordance with the terms set forth above under “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – 2013 Time-based Restricted Shares.” Subsequent to December 31, 2014, the following time-based restricted shares vested: Mr. Francis: 20,000 shares; Messrs. Vicari and Adams: 8,250 shares; and Mr. Wootten: 3,125 shares. The remaining time-based restricted shares vest as follows: Mr. Francis: 25,000 shares in each of December 2015 and 2016, and 20,000 shares in each of January 2016 and 2017; Messrs. Vicari and Adams: 9,075 shares in each of December 2015 and 2016, and 8,250 shares in each of January 2016 and 2017; and Mr. Wootten: 3,450 shares in each of December 2015 and 2016, and 3,125 shares in each of January 2016 and 2017.
(2)	Amounts shown represent the number of time-based restricted shares granted to each executive officer in January 2014 that had not vested as of December 31, 2014. Awards granted in January 2014 vest ratably on each of the first three anniversaries of the grant date in accordance with the terms set forth above under “–Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – 2014 Time-based Restricted Shares.” Subsequent to December 31, 2014, the following time-based restricted shares vested: Mr. Francis: 20,851 shares; Messrs. Vicari and Adams: 8,482 shares; and Mr. Wootten: 4,418 shares. The remaining time-based restricted shares vest as follows: Mr. Francis: 20,851 shares in each of January 2016 and 2017; Messrs. Vicari and Adams: 8,482 in January 2016 and 8,481 in January 2017; and Mr. Wootten: 4,418 in January 2016 and 4,417 in January 2017.

(3)	Amounts shown represent the number of performance-based restricted shares granted to each executive officer prior to 2014 that had not vested as of December 31, 2014, assuming in each case achievement of the maximum level of performance. A portion of such performance-based restricted shares granted to each executive officer were eligible for vesting at December 31, 2014 and the remainder will be eligible for vesting at December 31, 2015 and 2016, in accordance with the terms set forth above under “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – 2013 Performance-based Restricted Shares.” Assuming the Trust achieves the maximum levels of performance each year, the remainder of the performance-based restricted shares shall vest as follows: Mr. Francis: 45,000 shares at each of December 31, 2015 and 2016; Messrs. Vicari and Adams: 17,325 shares at each of December 31, 2015 and 2016; and Mr. Wootten: 6,575 shares at each of December 31, 2015 and 2016. In addition, if the Trust achieves the maximum cumulative TSR relative to the Index for the full four-year period ending December 31, 2016, the shares that did not vest at December 31, 2013 shall vest at December 31, 2016 as follows: Mr. Francis: 22,378 shares; Messrs. Vicari and Adams: 8,616 shares; and Mr. Wootten: 3,270 shares.
(4)	Amounts shown represent the number of performance-based restricted shares granted to each executive officer in January 2014 that had not vested as of December 31, 2014, assuming achievement of the maximum level of performance. These shares will be eligible for vesting at December 31, 2016, in accordance with the terms set forth above under “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – 2014 Performance-based Restricted Shares.”

Option Exercises and Shares Vested

The Trust has not granted any option awards to its named executive officers. Time-based and performance-based restricted share awards were granted to the named executive officers as described above under “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” The table below sets forth information regarding the vesting of such restricted shares in 2014.

	Restricted Share Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
James L. Francis	90,000	$3,072,700
Douglas W. Vicari	34,650	$1,175,741
D. Rick Adams	34,650	$1,175,741
Graham J. Wootten	13,150	$446,284

Equity Plan Information

We have adopted an Equity Plan, which provides for the issuance of equity-based awards, including share options, share appreciation rights (“SARs”), restricted shares, share units, unrestricted shares and other awards based on our common shares that may be granted by us to our trustees and employees and to our advisors and consultants who are providing services to us as of the grant date. The following table summarizes information, as of December 31, 2014, relating to the Equity Plan pursuant to which awards of options, restricted shares, restricted units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	547,953	—	1,558,223
Equity compensation plans not approved by security holders	—	—	—

Total	547,953	—	1,558,223

(1)	The amount shown represents performance-based restricted shares which will vest, if at all, based on the Trust’s TSR, measured at performance levels and over performance periods determined by the Compensation Committee relative to the total return of the SNL US REIT Hotel Index. The amount shown includes the maximum number of performance-based restricted shares payable if the maximum level of relative TSR is achieved by the Trust over each remaining performance period for unvested performance-based restricted share awards outstanding at December 31, 2014.

Employment Agreements

On January 27, 2015, in connection with its regular review of the Trust’s executive compensation program, the Compensation Committee approved and the Trust entered into new employment agreements with Messrs. Francis, Vicari, Adams and Wootten, in each case replacing the agreements previously delivered with each such officer in connection with his employment following the Trust’s initial public offering in 2010. The terms of the new employment agreements generally remain consistent with the terms established in 2010, but have been updated to give effect to the passage of time, the development of the Trust’s executive compensation program and Mr. Adams’ promotion.

The new agreements provide for an annual minimum base salary established at 2015 levels, payable in approximately equal semi-monthly installments. The new agreements for Messrs. Francis, Vicari and Adams provide for a term ending January 27, 2017, and Mr. Wootten’s agreement provides for a term ending January 27, 2016, with each such term extended automatically for an additional year on each anniversary of the date of the agreement unless either party gives 90 days’ prior notice of non-renewal.

Each of these executives is entitled to receive benefits under the agreements if (1) we terminate the executive’s employment without cause, or (2) if there is a change in control during the term of the agreements and the executive resigns for good reason or is terminated without cause within 12 months following such change in control. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and bonuses under the Trust’s then-current annual cash bonus plan, (2) reimbursement for any outstanding reasonable business expense, (3) vesting as of the executive’s last day of employment of any unvested options or restricted shares previously granted to the executive, (4) continued life and health insurance as described below, and (5) a severance payment calculated as described below. The term “cause” includes termination due to fraud, misappropriation or embezzlement, the conviction of any felony, breach of fiduciary duties, and breach of any material term of the employment agreement. The term “good reason” includes termination due to a substantial diminution of duties, relocation beyond fifty (50) miles from the Trust’s address, and a substantial reduction in base salary and other compensation other than as a result of the Trust’s failure to achieve performance targets.

If we terminate the executive without cause the severance payment is equal to two times in the case of Messrs. Francis, Vicari and Adams, or one times in the case of Mr. Wootten, his then current salary plus two times in the case of Messrs. Francis, Vicari and Adams, or one times in the case of Mr. Wootten, the greater of (1) the average of all bonuses paid to them during the preceding 36 months and (2) the most recent bonus paid to the executive. In addition, the executive is eligible to receive payment of life and health insurance coverage for a period of 24 months for Messrs. Francis, Vicari and Adams, and 12 months for Mr. Wootten, following such executive’s termination of employment.

If there is a change in control during the term of the agreements and within 12 months following a change in control, we terminate the executive without cause or he resigns for good reason, the severance payment is equal to three times in the case of Messrs. Francis, Vicari and Adams, or two times in the case of Mr. Wootten, his then current salary plus three times in the case of Messrs. Francis, Vicari and Adams, or two times in the case of Mr. Wootten, the greater of (1) the average of all bonuses paid to the executive during the preceding 36 months and (2) the most recent bonus paid to the executive. In addition, in the event of a termination or resignation following a change in control as described above, the executive will be eligible to receive payment of life and health insurance coverage for a period of 36 months for Messrs. Francis, Vicari and Adams, and 24 months for

Mr. Wootten, following termination of employment. None of the agreements requires that the Trust make any “gross up” payments to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control; however, each agreement provides that if (in the determination of a nationally recognized accounting firm engaged by the Trust to analyze this issue) such excise taxes may be imposed as a result of payments made to any executive in the event of a future change in control, the amount of such payments to such executive will be reduced to a level that will not exceed the amount that would trigger such excise taxes, if such reduction would put the executive in a better after-tax position.

Bonus payments will be made in one lump sum within 60 days following the end of the fiscal year in which such termination occurs. Severance payments will be paid in approximately equal installments on the Trust’s scheduled payroll dates and will be subject to the executive signing a general release.

In addition, the employment agreements for Messrs. Francis, Vicari and Adams provide up to $10,000 annually for a comprehensive physical and medical examination and up to $15,000 annually for financial planning services. These benefits will not continue beyond termination of the agreements. The employment agreements contain customary non-competition and non-solicitation covenants that apply during the term and for stated periods after the term of each executive’s employment with the Trust, ranging from one to two years.

Potential Payments to Executive Officers Upon Termination

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive upon termination under various circumstances pursuant to the terms of the Equity Plan, the restricted share agreements made under the Equity Plan and their respective employment agreements. The table assumes that termination of the named executive officer from the Trust under the scenario shown occurred on December 31, 2014. The table also does not give effect to any reduction in payments to any executive that might occur under his employment agreement in the event that such reduction would put the executive in a better after-tax position than if his payments were not reduced and as a result he would become subject to additional taxes under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control.

	Cash Severance Payment	Life/Health Insurance Benefits(4)	Acceleration of Equity Awards(5)	Total Termination Benefits
James L. Francis(1)
Involuntary termination without cause(2)	$3,883,076	$47,813	$16,713,058	$20,643,947
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(2)	$5,824,614	$71,719	$16,713,058	$22,609,391
Death or disability(3)	—	—	$16,713,058	$16,713,058
Douglas W. Vicari(1)(6)
Involuntary termination without cause(2)	$2,081,962	$192	$6,638,785	$8,720,939
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(2)	$3,122,943	$288	$6,638,785	$9,762,016
Death or disability(3)	—	—	$6,638,785	$6,638,785
D. Rick Adams(1)
Involuntary termination without cause(2)	$876,615	$20,176	$6,638,785	$7,535,576
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(2)	$1,753,230	$40,351	$6,638,785	$8,432,366
Death or disability(3)	—	—	$6,638,785	$6,638,785
Graham J. Wootten(1)
Involuntary termination without cause(2)	$609,800	$6,420	$3,004,373	$3,620,593
Voluntary termination or involuntary termination with cause	—	—	—	—
Involuntary or good reason termination in connection with change in control(2)	$1,219,600	$12,840	$3,004,373	$4,236,813
Death or disability(3)	—	—	$3,004,373	$3,004,373

(1)	The amounts shown in this table do not include accrued salary, earned but unpaid bonuses or reimbursement of reasonable business expenses. Those amounts are payable to the executive officer upon any termination of his employment, including an involuntary termination with cause and a resignation without good reason.
(2)	Amounts in this row are calculated in accordance with provisions of the applicable employment agreement as described more fully under “– Employment Agreements.”
(3)	A termination of this executive officer’s employment due to death or disability entitles this executive officer to benefits under our life insurance and disability insurance plans. In addition, restricted shares immediately vest upon this executive officer’s termination of employment due to death or disability.

(4)	The amounts shown in this column are estimates of the cash payments to be made under the applicable employment agreement based on the annual premiums to be paid by the Trust for health care and life insurance benefits expected to be provided to each executive officer.
(5)	For purposes of this table, the market value per restricted share is assumed to be $37.21, the closing market price per common share on December 31, 2014.
(6)	Mr. Vicari does not participate in the Trust’s health insurance plan.

Non-Executive Trustee Compensation

For 2014, we paid our non-executive trustees an annual retainer fee of $60,000, payable quarterly. In addition, our Audit Committee chairman was paid an additional annual retainer of $15,000, our Compensation Committee chairman was paid an additional annual retainer of $10,000 and our Nominating and Corporate Governance Committee chairman was paid an additional annual retainer of $7,500, in each case payable quarterly in cash. Mr. Natelli, who serves as non-executive Chairman of the Board, was paid an additional annual retainer of $20,000. Although we reimburse our trustees for reasonable out-of-pocket expenses incurred in connection with performance of their duties as trustees, including, without limitation, travel expenses in connection with their attendance at Board and committee meetings, we do not pay any trustee a separate fee for meetings attended. Furthermore, trustees do not receive any perquisites. Commencing with our 2015 Annual Meeting, the annual retainer fee will be increased to $65,000; the annual retainer for the Compensation Committee chairman will be increased to $15,000; and the annual retainer for the Nominating and Corporate Governance Committee chairman will be increased to $10,000.

Our non-executive trustees may elect to receive their annual retainers and chair committee fees in whole or in part in the form of cash or immediately vested common shares based on the closing market price of our common shares on the grant date.

Commencing at our 2014 Annual Meeting, each of our non-executive trustees received an award of restricted shares, the number of which was determined based on the closing market price of our common shares on the date of the 2014 Annual Meeting as reported on the NYSE, with a value of $75,000, except that our non-executive Chairman received an award of restricted shares valued at $100,000 in recognition of his expanded responsibilities as our non-executive Chairman. Accordingly, at our 2014 Annual Meeting, each of our non-executive trustees received an award of 2,671 restricted shares, except that Mr. Natelli received 3,561 restricted shares. Vesting for these awards will occur on the date of the subsequent annual meeting of shareholders, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control. Dividends will be paid on the unvested restricted shares when declared and paid on our common shares generally. Each of our non-executive trustees will receive an award of restricted shares at our 2015 Annual Meeting and each annual meeting thereafter under similar terms as the restricted share awards granted at the 2014 Annual Meeting.

The table below reflects the amount of the share awards and retainer fees paid to our non-executive trustees in 2014:

Summary of Non-Executive Trustee 2014 Compensation

Name	Fees Earned or Paid in Cash	Share Awards(1)	Total
Thomas A. Natelli	$80,000	$100,000	$180,000
Thomas D. Eckert	$75,000	$75,000	$150,000
John W. Hill	$70,000	$75,000	$145,000
George F. McKenzie	$67,500	$75,000	$142,500
Jeffrey D. Nuechterlein	$60,000	$75,000	$135,000

(1)	All share awards were granted pursuant to our Equity Plan. The amounts in this column reflect the estimated grant-date fair value of the restricted share awards.

Trustee Share Ownership Guidelines

Our Board has established share ownership guidelines for our non-executive trustees because we believe that encouraging our non-executive trustees to attain and maintain a meaningful ownership interest in the Trust further aligns the interests of our trustees with those of our shareholders in creating long-term value for the Trust. Under the guidelines, as amended in February 2015, each of our non-executive trustees is expected to own our common shares having an aggregate value equal to or greater than five times the amount of the annual cash retainer currently paid to each non-executive trustee. The Board expects that all incumbent non-executive trustees will accumulate the minimum level of share ownership prior to February 2018, and any persons joining the Board will accumulate the minimum level of share ownership within three years of joining the Board. Under the guidelines, non-executive trustees are expected to retain common shares acquired by them pursuant to awards granted under our Equity Plan until the minimum ownership level has been attained. This expectation will not, however, prevent a non-executive trustee from selling or disposing of any common shares purchased directly or indirectly in the open market at any time.

Trustees are subject to the Trust’s policy regarding hedging, short-selling and pledging of Trust securities as more fully described under “Hedging, short-selling and pledging policy.”

Compensation Committee Interlocks and Insider Participation

As noted earlier, the Compensation Committee consists of Messrs. Hill, Natelli and Eckert. None of the members of the Compensation Committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of trustees or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act we are asking shareholders to approve on an advisory basis, our executive compensation programs as described in this proxy statement in the Compensation Discussion and Analysis section, the tabular disclosures regarding such compensation and the accompanying narrative disclosure. At least once every six years, we are required by the Dodd-Frank Act to provide shareholders with an opportunity to cast a non-binding, advisory vote on the frequency of future advisory votes on executive compensation. At the 2016 Annual Meeting, we will again ask shareholders to approve on an advisory basis our executive compensation programs; and at the 2017 Annual Meeting, we will again ask shareholders to advise the Trust of their preferences as to the frequency of future advisory votes on executive compensation. As discussed below, the Board recommends that you vote to approve the proposed resolution.

The Trust’s goal for our executive compensation program is to hire, retain and motivate our senior management to grow our business and create long-term value. We believe that our compensation programs have been effective in creating the appropriate incentives for our named executive officers, as evidenced by the following key accomplishments during 2014, all of which were considered by the Compensation Committee in making its decisions in respect of compensation for our named executive officers for 2014:

•	We closed 2014 with our common shares trading at an all-time high share price and an equity market capitalization in excess of $2.0 billion;

•

We generated a 53.0% total return for holders of our common shares during 2014, which was the highest total return of all 18 lodging REITs and the third highest return among all REITs with a market capitalization over $250 million, and far outdistanced the 13.7% and 10.0% total returns generated by the S&P 500 Index and the Dow Jones Industrial Average, respectively, during 2014;

•

We successfully completed a follow-on equity offering of common shares resulting in net proceeds of approximately $143.9 million at the highest price and tightest discount to prior close of any offering the Trust had completed to date;

•

We sold the 153-room Courtyard Anaheim at Disneyland Resort hotel for $32.5 million on September 30, 2014, generating a strong unleveraged internal rate of return that exceeded our underwriting at the time of our initial acquisition of the hotel;

•

We deployed the proceeds from the equity offering and the hotel sale to acquire the 337-room JW Marriott San Francisco Union Square, our fourth hotel in the San Francisco market, one of the best performing hotel markets in the country and one that we believe is well positioned for future growth;

•

We successfully refinanced the loan encumbering the Hyatt Herald Square New York and the Hyatt Place New York Midtown South with a new 10-year, $90.0 million loan that bears a fixed annual rate of interest of 4.30%;

•

Achieved pro forma RevPAR growth of 9.5% for our hotel portfolio (excluding three hotels which were undergoing comprehensive renovations during 2014), outperforming the 8.3% increase in RevPAR for the overall U.S. lodging industry, as reported by STR, and significantly increased hotel profitability and margins during 2014 as a result of our asset management efforts;

•

We significantly enhanced the quality of our hotel portfolio during 2014. Our work during 2014 consisted of three major repositionings for a total expected cost of $70 million, including the two largest projects in the Trust’s history, the comprehensive renovation of the W Chicago – Lakeshore and the comprehensive renovation and re-branding of the hotel formerly known as the W New Orleans as the Le Meridien New Orleans. We also completed the re-branding of the Hyatt Herald Square New York, raising the property from its former midscale positioning to an upper-upscale hotel following a thorough renovation of the guestrooms, lobby and public space and new restaurant and bar concept, among other changes, and pursued smaller projects at several other hotels, including the Denver Marriott City Center, the Courtyard Washington Capitol Hill/Navy Yard and certain other hotels in Boston and San Francisco; and

•

Our investor relations efforts, including one-on-one meetings as well as numerous property tours for investors, analysts and lenders, continued throughout 2014 and have resulted in an expanded shareholder base and generated positive sentiment from the analyst community.

Based on our performance, the Board has concluded that our executive compensation program should be approved by shareholders, and asks them to approve the following resolution.

“RESOLVED, that the compensation paid to the Trust’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative discussion, is hereby APPROVED.”

The vote to approve our executive compensation programs is advisory and non-binding on the Trust. However, the Compensation Committee, which is responsible for designing and administering the Trust’s executive compensation programs, values the opinions expressed by the Trust’s shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Trustees recommends that you vote “FOR” the resolution to approve our executive compensation programs as described in this proxy statement.

SHAREHOLDER PROPOSALS

UNITE HERE, a labor union that represents employees working in the hotel industry (the “Union”) has filed preliminary proxy materials with the Securities and Exchange Commission pursuant to which it has advised us it intends to seek shareholder support for the following five shareholder proposals at the 2015 Annual Meeting. The text of each proposal and any supporting statement from the Union are the sole responsibility of the Union.

The Board of Trustees of the Trust respectfully does not believe that any of the Union’s proposals is in the best interests of the Trust or its shareholders, and unanimously recommends votes AGAINST each of the Union’s proposals. Please return your WHITE proxy card voting AGAINST these proposals.

See the Trust’s statements below opposing each proposal and “Background of the UNITE HERE Solicitation” on page 6 for more details.

PROPOSAL 4

UNITE HERE, 275 7th Ave., New York, New York 10001, reporting beneficial ownership of 175 of the Trust’s common shares, has filed preliminary proxy materials with the Securities and Exchange Commission notifying the Trust that it intends to present the following proposal at the 2015 Annual Meeting. The Board of Trustees unanimously recommends that shareholders vote “AGAINST” this proposal for the reasons that are stated in the Trust’s statement in opposition below and under “Background of the UNITE HERE Solicitation” beginning on page 6.

Proposal from the Union

“RESOLVED, that the shareholders of Chesapeake Lodging Trust recommend the board of directors take all steps necessary to allow shareholders to amend our bylaws by a vote of the majority of shares outstanding, including amendments initiated by shareholders.”

The Union’s Supporting Statement

“The ability to amend our Bylaws by a vote of the majority of shares outstanding is fundamental shareholder right, and one of the most effective tools shareholders have to hold Boards accountable. Unfortunately, it is not a right currently enjoyed at Chesapeake, where the Board retains the exclusive right to amend our Bylaws.

“Without the independent right to amend bylaws, introducing shareholder-friendly governance changes can be a lengthy process fraught with uncertainty. At Hospitality Properties Trust, for example, a majority of shareholders called for annual director elections for five consecutive years before the Board began to declassify.

“With the power to amend bylaws by majority vote, shareholders can not only achieve corporate governance reform more efficiently; they can make these reforms permanent by requiring shareholder approval to remove key shareholder rights. Otherwise, these rights can be stripped at the Board’s convenience, as they were at Ashford Hospitality Trust where the board unilaterally removed longstanding shareholder rights days before announcing a major spin-off and restructuring.

“The ability to establish and retain shareholder rights becomes increasingly important as lodging REITs enter a period of increased merger and acquisition activity. The US hotel industry has witnessed improved operating fundamentals for three consecutive years. Near the top of the previous cycle, nearly half of the publicly traded equity lodging REITs then in existence were bought out, often at substantial premiums for shareholders. For example:

•	In February 2006, Blackstone acquired Meristar REIT for a $10.45 per share consideration, 20% above the average trading price the day before the announcement.

•	Eagle Hospitality REIT was acquired by an Apollo affiliate for $13.36 per share, a 42% premium over share prices the eve of the announcement.

•	JER Realty acquired Highland Hospitality Corporation, a REIT, for $19.50 a share, a premium of approximately 15% over Highland’s three-month average closing share price.

“We recommend shareholders vote FOR a recommendation that our Board give shareholders the right to amend our bylaws by a vote of the majority of shares outstanding.”

The Trust’s Statement in Opposition of this Proposal

After careful consideration, the Board of Trustees believes that this shareholder proposal is not in the best interests of the Trust and its shareholders. The Board of Trustees recommends that shareholders vote “AGAINST” this proposal.

Our Board strives to be responsive to our shareholders and has demonstrated by its prior actions a willingness to implement shareholder initiatives that the Board determines to be reasonable and in the best interests of the Trust’s shareholders. See “Background of the UNITE HERE Solicitation.” This proposal does not qualify.

An overwhelming majority of Maryland real estate investment trusts have bylaws providing for exclusive board control of bylaw amendments. We believe the benefits of the Board retaining this control outweigh any of the speculative concerns raised by the Union. Because our trustees have fiduciary duties to the Trust and all of our shareholders, we believe the Board is in the best position to evaluate and determine the governance practices and principles that affect the Trust’s operations. We are concerned that ceding this control could expose the Trust to the potential that a bylaw amendment, proposed by a shareholder to advance a special interest not shared by other shareholders in general, ultimately may be approved and adopted.

Our concerns about having to address such potentially disruptive and distracting bylaw proposals are magnified by the nature of the proponent in this matter. The Union, as noted in its preliminary proxy materials, currently is engaged in long-standing efforts to unionize employees at certain of our hotels. Its interests in this regard, and in respect of potential organization of employees at our other 17 hotels which do not employ unionized labor, clearly diverge from those of our other shareholders.

Our skepticism of the Union’s true motivations is deepened by the fact that it has repeatedly demonstrated that it is willing to act in an uneconomic matter, suggesting it may (were it to have the right) propose bylaws favoring its own special interests at the expense of the interests of our shareholders generally. Waging a proxy contest estimated to cost at least $10,000 despite owning common shares valued at approximately $5,600 certainly proves this point; the Union is free to sell our common shares (and reap a significant gain, given our significant share price appreciation since the beginning of 2014), but instead apparently prefers to spend the dues of its members to pursue spurious initiatives like the proxy contest as part of its overall pressure campaign against the Trust, our Board and senior executives.

We urge you to consider the motivations of the proponent carefully as you evaluate this and each of its other four proposals.

For the reasons stated above and under “Background of the UNITE HERE Solicitation,” the Board of Trustees unanimously recommends that you vote “AGAINST” Proposal 4.

PROPOSAL 5

UNITE HERE, 275 7th Ave., New York, New York 10001, reporting beneficial ownership of 175 of the Trust’s common shares, has filed preliminary proxy materials with the Securities and Exchange Commission notifying the Trust that it intends to present the following proposal at the 2015 Annual Meeting. The Board of Trustees unanimously recommends that shareholders vote “AGAINST” this proposal for the reasons that are stated in the Trust’s statement in opposition below and under “Background of the UNITE HERE Solicitation” beginning on page 6.

Proposal from the Union

“RESOLVED, the shareholders of CHSP recommend that the Board amend its governing documents to provide that it shall not adopt, amend, extend or renew any shareholder rights plan, rights agreement or any other form of “poison pill” making it more difficult or expensive to acquire large holdings of the Company’s stock without prior approval by a majority of shares voted unless the Board is compelled by its fiduciary duties to adopt said Pill; and that any Poison Pill adopted, amended, extended or renewed on the grounds of fiduciary duty shall expire within 12 months unless approved by shareholders by a majority of stock voted or a court has determined further extension is required by fiduciary duty.”

The Trust’s Statement in Opposition of this Proposal

After careful consideration, the Board of Trustees believes that this shareholder proposal is not in the best interests of the Trust and its shareholders. The Board of Trustees recommends that shareholders vote “AGAINST” this proposal.

Amending the Trust’s governing documents as proposed would not be of significant value to the Trust. First and foremost, the Board and management have clearly demonstrated that they are unwilling to take actions that are designed with an anti-takeover effect in mind. The Trust’s governance profile is at the leading edge of shareholder friendliness in this regard among its peer set, as demonstrated by the following:

•	Our charter requires only a majority of our outstanding common shares be voted to approve a merger or other change in control transaction, the minimum vote permitted by Maryland law.

•

Our Board has adopted a resolution to opt out of the business combinations provisions of Maryland law, and further has resolved to prohibit the repeal, amendment or alteration of this resolution without the approval by our shareholders by the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote on the matter.

•

Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. The bylaws further prohibit the repeal, amendment or alteration of this bylaws provision without the approval by our shareholders by the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote on the matter.

•

Our Board has adopted a resolution to opt out of the unsolicited takeover provisions of Maryland law. The Board further resolved that it will not repeal this resolution unless the repeal is approved by our shareholders by the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote on the matter. As a result, unless it obtains shareholder approval to do so in the future, the Board may not, among other things, implement a staggered board of trustees to deter a potential takeover.

The Trust’s shareholders also surely understand that several Board members and our senior management team have demonstrated from past actions that they are willing to pursue and effect a change in control transaction in shareholders’ interests. The experiences of Messrs. Natelli, Hill, Francis, Vicari, Adams and Wootten at Highland Hospitality clearly support this conclusion; so do the experiences of Mr. Eckert (at Capital Automotive) and Mr. Nuechterlein more recently as a member of the board of The Jones Group. So, while there can be no assurances that the Trust will effect a future change in control transaction, there can be no doubt of the willingness of the Board to do the right thing by our shareholders if a favorable opportunity were to present itself.

Furthermore, the Board has not adopted a shareholder rights plan and would not do so unless necessary to help the Board respond to an unsolicited offer not previously negotiated with the Board. The core objective of a shareholder rights plan would be to preserve the shareholder value that the Trust has delivered. Shareholder rights plans do not prohibit acquisitions on fair terms; instead, they preempt the use of coercive takeover tactics and promote positive shareholder returns. Indeed, a major function of a shareholder rights plan is to give a board a greater period of time within which to properly evaluate an acquisition offer to determine whether an offer reflects the full value of the business and is fair to all shareholders and, if not, to reject the offer or to seek an alternative that meets these criteria. A major function of a shareholder rights plan is to induce a bidder for a company to negotiate with a board and thus strengthen a board’s bargaining position vis-à-vis the bidder. For example, the commencement of an unsolicited tender offer, as opposed to negotiation with the board, could leave the company with a highly compressed time frame for considering alternatives and no meaningful bargaining power to seek a higher price or better terms for shareholders. A plan thus could enable the Board, as elected representatives of the shareholders, to better protect and further the interests of shareholders in the event of an acquisition proposal.

It should be noted that a shareholder rights plan may not be necessary for the Trust to achieve these goals. Like nearly all REITs, the Trust’s charter contains common and preferred share ownership limits designed to ensure that the Trust will not fail to qualify as a REIT under complex provisions of the Internal Revenue Code and related Treasury regulations that require, among other things, that REITs not be “closely held.” Our charter’s ownership limits generally provide that no person may, without the prior consent of the Board, acquire more than 9.8% of any class or series of the Trust’s shares. In essence, the ownership limits may operate to have the same effect as a poison pill by inducing a potential acquiring person to negotiate with our Board to complete a mutually beneficial transaction.

In recommending a vote against this Proposal, our Board has not determined that a shareholder rights plan should be adopted by the Trust, but rather that the Proposal represents an unnecessary action suggested by a shareholder with special interests, as noted above, not shared by other shareholders, which action would not serve to enhance value for our shareholders. If the dynamic and highly variable circumstances in which the Board might need to consider an acquisition transaction warrant the adoption of a shareholder rights plan, the determination to adopt such a plan would be made only after consideration of all the relevant circumstances and careful deliberation by the Board while exercising its fiduciary duties. We believe our shareholders are better served by the Board retaining maximum flexibility to act in such circumstances, without being subject to or constrained by any limitations from this Proposal that could have consequences adverse to shareholders’ interests. For these reasons, the Board firmly believes that the above Proposal is not in the best interests of the Trust and its shareholders.

For the reasons stated above and under “Background of the UNITE HERE Solicitation,” the Board of Trustees unanimously recommends that you vote “AGAINST” Proposal 5.

PROPOSAL 6

UNITE HERE, 275 7th Ave., New York, New York 10001, reporting beneficial ownership of 175 of the Trust’s common shares, has filed preliminary proxy materials with the Securities and Exchange Commission notifying the Trust that it intends to present the following proposal at the 2015 Annual Meeting. The Board of Trustees unanimously recommends that shareholders vote “AGAINST” this Proposal for the reasons that are stated in the Trust’s statement in opposition below and under “Background of the UNITE HERE Solicitation” beginning on page 6.

Proposal from the Union

“RESOLVED, that the shareholders of CHSP recommend that the Board amend its articles to allow shareholders to remove directors with cause by the affirmative vote or written consent of a majority of the voting power of all of the then-outstanding Shares entitled to vote generally in the election of Trustees as follows:

“Section 5.3 Resignation or Removal. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares, as hereinafter defined, to elect one or more trustees, a Trustee may be removed at any time, but only with cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than ~~two thirds~~ a majority of the shares of beneficial interest of the Trust (“Shares”) then outstanding and entitled to vote generally in the election of Trustees. For the purpose of this paragraph, “cause” shall mean, with respect to any particular trustee, gross negligence, willful misconduct, bad faith or active and deliberate dishonesty, or conviction of a felony holding that such trustee caused demonstrable, material harm to the Trust.” ~~holding that such trustee caused demonstrable, material harm to the Trust through gross negligence, willful misconduct, bad faith or active and deliberate dishonesty.”~~

The Trust’s Statement in Opposition of this Proposal

After careful consideration, the Board of Trustees believes that this shareholder proposal is not in the best interests of the Trust and its shareholders. The Board of Trustees recommends that shareholders vote “AGAINST” this Proposal.

The Union’s proposal would unnecessarily broaden the scope of the definition of “cause” and at the same time lower the vote required for removing a trustee for cause. Amending the Trust’s charter as proposed would not be of significant value to the Trust. The Board has clearly demonstrated that it is willing to take actions that are designed to hold our Trustees to the highest standards. Last year, in 2014, in response to another proposal by the Union, the Trust revised its bylaws to adopt a majority voting standard for the election of trustees in uncontested elections, coupled with a policy that any incumbent trustee who fails to receive that level of shareholder support will be required to tender his or her resignation. Further, the bylaws state that the Board must accept any such resignation if the nominee received more votes against than for his or her election in uncontested elections at each of two consecutive annual meetings of shareholders.

In addition, we believe that the 2014 bylaws provision described above and our annual election of Trustees, as set forth in Proposal 1 in this proxy statement, already provide shareholders with the opportunity to endorse or not endorse a Trustee. In 2013 and 2014, each nominee to the Board received overwhelming support of common shareholders owning over 97% of the votes cast.

For the reasons stated above and under “Background of the UNITE HERE Solicitation,” the Board of Trustees unanimously recommends that you vote “AGAINST” Proposal 6.

PROPOSAL 7

UNITE HERE, 275 7th Ave., New York, New York 10001, reporting beneficial ownership of 175 of the Trust’s common shares, has filed preliminary proxy materials with the Securities and Exchange Commission notifying the Trust that it intends to present the following proposal at the 2015 Annual Meeting. The Board of Trustees unanimously recommends that shareholders vote “AGAINST” this Proposal for the reasons that are stated in the Trust’s statement in opposition below and under “Background of the UNITE HERE Solicitation” beginning on page 6.

Proposal from the Union

“RESOLVED, that the shareholders of CHSP recommend the Board require shareholder ratification by a majority of shares voted of any new, or renewals, extensions of or amendments to existing, “golden parachute” provisions of employment agreements with named executives.”

The Trust’s Statement in Opposition of this Proposal

After careful consideration, the Board of Trustees believes that this shareholder proposal is not in the best interests of the Trust and its shareholders. The Board of Trustees recommends that shareholders vote “AGAINST” this Proposal.

The Trust opposes this Proposal because it is wholly unnecessary and unhelpful to the Trust’s goal of delivering shareholder value. If the policy described in the Proposal were adopted, it would materially impair the ability of the Trust to retain and motivate its executive officers, and place the Trust at a severe competitive disadvantage in the marketplace for executive talent if it were to need to replace any of its incumbent executives or desire to expand its team in the future.

The Compensation Committee performs an analysis of the Trust’s executive compensation program at least once a year and is in the best position to determine the terms of severance arrangements for the Trust’s executive officers. The Trust has entered into employment agreements with each of its executive officers, as described in more detail beginning on page 36 of this proxy statement. The agreements provide for, among other terms, certain post-termination pay opportunities to provide the executives with economic security. These agreements help ensure that our executives are able to devote their full time and attention to the Trust in the event of a change in control that is in the best interests of shareholders but may result in termination of their employment.

We believe we have structured the change of control and severance payments to our executive officers under their employment agreements in a manner that maximizes their alignment with our shareholders and is consistent with market practices. The cash severance arrangements provided to our executives are “double trigger,” requiring a termination event following a change in control before any cash severance payments are triggered. The equity awards made to our executives pursuant to our long-term equity incentive program also are “double trigger” in that the awards only vest in connection with a change in control or other extraordinary corporate transaction if either the successor entity does not assume or substitute equivalent securities, or the participant experiences an involuntary termination within 12 months following the change in control. None of the agreements requires that the Trust make any “gross up” payments to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments in the event of a termination or resignation following a change in control.

Not only would this proposal potentially impair our existing contracts—and relationships—with our executive officers, but it also would have a materially detrimental impact on any future employment or other compensatory arrangements that the Trust may need to deliver. We compete for talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. We believe these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Trust. The inability to include such a provision in our compensation packages would place the Trust at a competitive disadvantage when recruiting executive talent, which is ultimately not in the best interests of shareholders.

We are not aware of any other publicly traded REIT that has adopted a similar policy. For obvious reasons, we believe adopting such a policy could place the Trust at a significant competitive disadvantage in recruiting and retaining leadership talent because severance agreements offered by the Trust would be subject to uncertainty and, therefore, less valuable than competing offers with final terms provided by the Trust’s competitors for leadership talent. Top officer candidates, when informed that their employment agreements would need shareholder approval, may very well decide to look elsewhere rather than face such a lengthy and uncertain process. Placing such a laborious and confounding obstacle in the way of executive recruitment and retention therefore could cause severe harm to the Trust. As a result, this Proposal would severely impair the proper functioning of the Trust’s efforts to attract, retain and motivate new members to its senior leadership team.

In addition, we believe that the “say-on-pay” vote set forth in Proposal 3 in this proxy statement already provides shareholders with the opportunity to endorse or not endorse the compensation, including the severance, of our named executive officers through an advisory vote. In 2013 and 2014, the Trust’s annual “say-on-pay” proposal has received overwhelming support of common shareholders owning over 98% of the votes cast. It is clear from this vote that the Trust’s shareholders approve our executive compensation program. Accordingly, we believe the Union’s proposals that effectively would require us to seek ratification of any contract providing for post-termination pay of any sort are unnecessary and may adversely impact our ability to recruit or retain our executive team or any future members of it, which we believe could put us at a competitive disadvantage.

For the reasons stated above and under “Background of the UNITE HERE Solicitation,” the Board of Trustees unanimously recommends that you vote “AGAINST” Proposal 7.

PROPOSAL 8

UNITE HERE, 275 7th Ave., New York, New York 10001, reporting beneficial ownership of 175 of the Trust’s common shares, has filed preliminary proxy materials with the Securities and Exchange Commission notifying the Trust that it intends to present the following proposal at the 2015 Annual Meeting. The Board of Trustees unanimously recommends that shareholders vote “AGAINST” this Proposal for the reasons that are stated in the Trust’s statement in opposition below and under “Background of the UNITE HERE Solicitation” beginning on page 6.

Proposal from the Union

“Resolved, that the shareholders of CHSP recommend the Board take all necessary steps to ensure new, renewed, extended or amended employment agreements with named executives ensure severance payments relating to termination pursuant to a change in control not exceed severance payments relating to other forms of involuntary termination without cause, unless such arrangement has been ratified by shareholders by a majority of shares voted.”

The Trust’s Statement in Opposition of this Proposal

After careful consideration, the Board of Trustees believes that this shareholder proposal is not in the best interests of the Trust and its shareholders. The Board of Trustees recommends that shareholders vote “AGAINST” this Proposal.

The Trust’s compensation policies and procedures are robust. As described elsewhere in this proxy statement, the Compensation Committee is composed entirely of independent trustees and oversees the compensation of the Trust’s senior executives. The Compensation Committee exercises its fiduciary duties and oversight responsibilities in implementing compensation and severance arrangements for the Trust’s senior executives that it determines are appropriate based on the facts and circumstances, including current market conditions. With the assistance of an independent compensation consultant, the Compensation Committee performs an analysis of the Trust’s executive compensation program at least once a year and is in the best position to determine the terms of any future severance arrangements for the Trust’s executive officers.

Based on this analysis, the Compensation Committee and the Board believe that the Trust’s post-termination pay arrangements and opportunities are in line with those of its peer companies. For reasons similar to those included in the Trust’s statement in opposition to Proposal 7, the Trust believes that a requirement to seek ratification of existing or future post-termination pay arrangements would impair the Trust’s contractual relationships with its existing senior management team as well as its ability to hire additional management talent if the need should arise in the future.

For the reasons stated above and under “Background of the UNITE HERE Solicitation,” the Board of Trustees unanimously recommends that you vote “AGAINST” Proposal 8.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 1, 2015, regarding the ownership of our common shares by:

•	each of our trustees;

•	each of our named executive officers;

•	each holder of 5% or more of each class of our shares; and

•	all of our trustees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all common shares the investor actually owns beneficially or of record;

•	all common shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all common shares the investor has the right to acquire within 60 days (such as restricted shares which are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is c/o Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. No common shares beneficially owned by any executive officer or trustee have been pledged as security.

Beneficial Owner	Common Shares Owned	Percentage(1)
James L. Francis	430,515	*
Douglas W. Vicari	297,661	*
D. Rick Adams	146,836	*
Graham J. Wootten	60,142	*
Thomas A. Natelli	123,028	*
Thomas D. Eckert	65,671	*
John W. Hill	14,671	*
George F. McKenzie	15,275	*
Jeffrey D. Nuechterlein	14,671	*
All trustees and executive officers as a group (9 persons)	1,168,470	2.0%
The Vanguard Group(2)	7,830,398	13.1%
Vanguard Specialized Funds – Vanguard REIT Index Fund(3)	4,027,377	6.8%
Goldman Sachs Asset Management(4)	5,097,921	8.5%
Blackrock, Inc.(5)	5,963,002	10.0%

*	Represents less than 1% of the common shares outstanding as of the date of filing.
(1)	Percentages are based on 59,651,190 common shares outstanding as of April 1, 2015.
(2)	On February 11, 2015, The Vanguard Group filed a Schedule 13G/A to report beneficial ownership of an aggregate of 7,830,398 common shares. The address for this shareholder is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)	On February 6, 2015, the Vanguard Specialized Funds – Vanguard REIT Index Fund filed a Schedule 13G/A to report beneficial ownership of 4,027,377 common shares. The address for this shareholder is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	On February 13, 2015, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC jointly filed a Schedule 13G/A to report beneficial ownership of 5,097,921 common shares. The address for this shareholder is 200 West Street, New York, New York 10282.
(5)	On January 9, 2015, Blackrock, Inc. filed a Schedule 13G/A to report beneficial ownership of 5,963,002 common shares. The address for this shareholder is 55 East 52nd St., New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND LEGAL PROCEEDINGS

Related Party Transactions

During the last fiscal year, we have not entered into any transaction in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

Conflict of Interest Policy

We have adopted policies to reduce potential conflicts of interest. A “conflict of interest” occurs when a trustee’s, officer’s or employee’s personal interest interferes with our interest. Generally, our policies provide that any transaction, agreement or relationship in which any of our trustees, officers or employees has an interest must be approved by our Audit Committee or a majority of our disinterested trustees.

Applicable Maryland law provides that a contract or other transaction between a Maryland real estate investment trust and any of that entity’s trustees or any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common board membership or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee’s vote was counted in favor of the contract or transaction, if:

•

the fact of the common board membership or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members, even if the disinterested members constitute less than a quorum;

•

the fact of the common board membership or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the trust.

Our declaration of trust specifically adopts these provisions of Maryland law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our trustees, executive officers and beneficial owners of more than 10% of our common shares reported on a timely basis all transactions required to be reported by Section  16(a) of the Exchange Act during 2014.

ANNUAL REPORT ON FORM 10-K

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2014 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2014. Shareholders may request a free copy of our 2014 Annual Report on Form 10-K, including applicable financial statements and schedules, by sending a written request to: 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Alternatively, shareholders can access the 2014 Annual Report on Form 10-K and other financial information on our website at: http://www.chesapeakelodgingtrust.com. We will also furnish any exhibit to the 2014 Annual Report on Form 10-K upon written request and payment of a copying charge of 20 cents per page.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT OUR 2016 ANNUAL MEETING

Any proposal that a holder of our common shares wishes to submit for inclusion in the Chesapeake Lodging Trust Proxy Statement for the 2016 Annual Meeting (“2016 Proxy Statement”) pursuant to SEC Rule 14a-8 must be received by Chesapeake Lodging Trust no later than December 21, 2015. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our common shares wishes to propose for consideration at the 2016 Annual Meeting, but does not seek to include in the 2016 Proxy Statement pursuant to Rule 14a-8, must be delivered to Chesapeake Lodging Trust no earlier than January 20, 2016 and no later than February 19, 2016 if the proposing holder of our common shares wishes for Chesapeake Lodging Trust to describe the nature of the proposal in its 2016 Proxy Statement. Any shareholder proposals or notices submitted to Chesapeake Lodging Trust in connection with our 2016 Annual Meeting should be addressed to: Corporate Secretary, Chesapeake Lodging Trust, 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401.

Annapolis, Maryland

April 20, 2015

ATTENDING THE 2015 ANNUAL MEETING

Only shareholders or their legal proxy holders who comply with the admission requirements described below may attend the 2015 Annual Meeting. Due to space constraints and other security considerations, we will not be able to accommodate the guests of either shareholders or their legal proxy holders.

Admission to the 2015 Annual Meeting

To be admitted to the 2015 Annual Meeting, you must present an admission ticket, valid proof of ownership of the Trust’s common shares as of April 1, 2015 or a valid legal proxy. All attendees must also provide a form of government-issued photo identification. If you arrive at the 2015 Annual Meeting without the required items, we will admit you only if we are able to verify that you are a shareholder of the Trust as of April 1, 2015.

Shareholders of record may gain admittance to the 2015 Annual Meeting by presenting the admission ticket that is attached to their WHITE proxy card delivered with their proxy statement or by providing other proof of ownership of the Trust’s common shares as of April 1, 2015. The admission ticket is non-transferable. If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend the 2015 Annual Meeting, you will need to bring the admission ticket provided by your bank, broker, trustee or other nominee, as well as proof of ownership as of April 1, 2015, such as a recent bank or brokerage account statement. If you are not a shareholder but attending as proxy for a shareholder, you may attend the 2015 Annual Meeting by presenting a valid legal proxy. Shareholders may appoint only one proxy holder to attend on their behalf.

If you are representing an entity that is a shareholder, you must provide evidence of your authority to represent that entity at the 2015 Annual Meeting. Shareholders holding shares in a joint account will be admitted to the 2015 Annual Meeting if they provide proof of joint ownership and otherwise follow the admission requirements described above.

Proponent of Shareholder Proposal

On or before April 30, 2015, the proponent of a shareholder proposal included in this proxy statement should notify the Trust in writing of the individual authorized to present the proposal at the 2015 Annual Meeting.

Directions to the 2015 Annual Meeting

Our 2015 Annual Meeting will be held at the Sheraton Annapolis Hotel, 173 Jennifer Road, Annapolis, Maryland 21401. The Sheraton Annapolis Hotel is accessible as follows:

•	From Ronald Reagan National Airport

From Interstate 395 North take a slight left at the fork onto Interstate 295 South. Turn left at the fork onto South East freeway. Take Penn Avenue onto 295 Interstate North and US Highway 50 East/Annapolis for 23 miles. Exit 23/450/Parole and bear right. Turn at the first right onto Jennifer Road, then the first right into Restaurant Park. The hotel is located behind the restaurants.

•	From Baltimore-Washington International Airport

Follow the signs to Interstate 97 South. Take Interstate 97 South for 14 miles to US Highway 50 East/Annapolis. Take Exit 23/450/Parole and bear right. Turn at the first right onto Jennifer Road, then the first right into Restaurant Park. The hotel is located behind the restaurants.

•	From East

Travel on US Highway 50 West. Take the Crownsville Exit (Exit 23B). Continue straight through the light onto Jennifer Road. Take the first right turn into Restaurant Park. The hotel is located behind the restaurants.

•	From Dulles International Airport

Take Virginia State Highway 267 East to Interstate 495N and travel towards Baltimore. Keep left at the fork, follow signs for Interstate 495N/Baltimore and merge onto I-495N. Merge onto I-495S/I-95S. Take exit 19A to merge onto US-50E towards Annapolis. Take exit 23 to merge onto MD-450W/West St. After 0.4 miles turn right onto Jennifer Road, then the first right into Restaurant Park. The hotel is located behind the restaurants.

ADMISSION TICKET

ANNUAL MEETING OF SHAREHOLDERS OF

CHESAPEAKE LODGING TRUST

May 20, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL:

The Notice of the 2015 Annual Meeting, proxy statement and proxy card are available at https://materials.proxyvote.com/165240

Please sign, date and mail your WHITE proxy card in the envelope provided as soon as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TRUSTEE NOMINEES, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “AGAINST” PROPOSALS 4, 5, 6, 7 and 8
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
1. Consider and vote upon a proposal to elect seven trustees to the Trust’s Board of Trustees.
			FOR	AGAINST	ABSTAIN

		James L. Francis	[ ]	[ ]	[ ]
		Douglas W. Vicari	[ ]	[ ]	[ ]

		Thomas A. Natelli	[ ]	[ ]	[ ]

		Thomas D. Eckert	[ ]	[ ]	[ ]

		John W. Hill	[ ]	[ ]	[ ]

		George F. McKenzie	[ ]	[ ]	[ ]

		Jeffrey D. Nuechterlein	[ ]	[ ]	[ ]

			FOR	AGAINST	ABSTAIN

		2. Consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Trust’s independent registered public accounting firm for 2015.	[ ]	[ ]	[ ]
			FOR	AGAINST	ABSTAIN

		3. Consider and vote upon a non-binding advisory proposal to approve the Trust’s executive compensation programs as described in the Trust’s 2015 proxy statement.	[ ]	[ ]	[ ]
			FOR	AGAINST	ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	[ ]	4. Shareholder proposal relating to amending our governing documents to provide shareholders the right to amend our bylaws by a vote of the majority of our outstanding common shares.	[ ]	[ ]	[ ]

	FOR	AGAINST	ABSTAIN

5. Shareholder proposal relating to permitting shareholders the right to vote on the adoption of a “poison pill.”	[ ]	[ ]	[ ]
	FOR	AGAINST	ABSTAIN

6. Shareholder proposal relating to amending our bylaws to lower the voting standard to remove trustees for “cause” as that definition is proposed to be modified in the proposal.	[ ]	[ ]	[ ]
	FOR	AGAINST	ABSTAIN

7. Shareholder proposal relating to requiring ratification by a majority of the common shares voted of any new, renewed, extended or modified employment agreements providing for “golden parachutes.”	[ ]	[ ]	[ ]
	FOR	AGAINST	ABSTAIN

8. Shareholder proposal relating to severance payments in connection with termination following a change of control not exceeding severance payments for involuntary termination without cause.	[ ]	[ ]	[ ]

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ADMISSION TICKET ANNUAL MEETING OF SHAREHOLDERS OF

CHESAPEAKE LODGING TRUST May 20, 2015
SHERATON ANNAPOLIS HOTEL AGENDA

1. ELECTION OF TRUSTEES

2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

4. CONSIDER FIVE SHAREHOLDER PROPOSALS

5. TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2015 ANNUAL MEETING

Shareholders of record may present this Admission Ticket to the Chesapeake Lodging Trust representative at the entrance to gain admittance to the 2015 Annual Meeting.

CHESAPEAKE LODGING TRUST

Proxy for Annual Meeting of Shareholders on May 20, 2015

Solicited on Behalf of the Board of Trustees

The undersigned hereby appoints James L. Francis, Douglas W. Vicari and Graham J. Wootten, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Common Shares of Beneficial Interest which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Chesapeake Lodging Trust, to be held May 20, 2015 at the Sheraton Annapolis Hotel, 173 Jennifer Road, Annapolis, Maryland 21401.

(Continued and to be signed on the reverse side.)

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